Exhibit 2.1

Panhandle 1

PURCHASE AND SALE AGREEMENT

by and among

PATTERN ENERGY GROUP INC.

Purchaser

and

PATTERN RENEWABLES LP,

Seller

and (solely for purposes of Section 7.1)

PATTERN ENERGY GROUP LP,

Guarantor

Dated as of

May 1, 2014

Direct or Indirect Interests

in

Panhandle Wind Holdings LLC

TABLE OF CONTENTS

Page

ARTICLE 1 PURCHASE AND SALE OF THE ACQUIRED INTERESTS

1.1	Agreement to Sell and Purchase	1
1.2	Signing Date Deliverables	1
1.3	Purchase Price	1
1.4	The Closing	2
1.5	Conduct of Closing	2

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF SELLER

2.1	Organization and Status	3
2.2	Power; Authority; Enforceability	3
2.3	No Violation	3
2.4	No Litigation	4
2.5	Consents and Approvals	4
2.6	Acquired Interests	4
2.7	Solvency	5
2.8	Compliance with Law	5
2.9	Taxes	5
2.10	Unregistered Securities	5
2.11	Broker’s Fees	5
2.12	Matters Relating to the Acquired Interests, the Project Company and the Wind Project	5

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PURCHASER

3.1	Organization and Status	6
3.2	Power; Authority; Enforceability	6
3.3	No Violation	6
3.4	No Litigation	6
3.5	Consents and Approvals	7
3.6	Solvency	7
3.7	Compliance with Law	7
3.8	No Reliance	7
3.9	Investment Intent	7
3.10	Accredited Investor	7
3.11	Broker’s Fee	8

i

TABLE OF CONTENTS

(continued)

Page

ARTICLE 4 COVENANTS; OTHER OBLIGATIONS

4.1	Covenants Between Signing and Closing	8
4.2	Other Covenants	9

ARTICLE 5 CONDITIONS TO CLOSING; TERMINATION

5.1	Conditions Precedent to Each Party’s Obligations to Close	11
5.2	Conditions Precedent to Obligations of Purchaser to Close	11
5.3	Conditions Precedent to the Obligations of Seller to Close	12
5.4	Termination	13

ARTICLE 6 REMEDIES FOR BREACHES OF THIS AGREEMENT

6.1	Indemnification	14
6.2	Limitations on Seller’s or Purchaser’s Indemnification	14
6.3	Reimbursements; Refunds	15
6.4	Right to Control Proceedings for Third Party Claims	15
6.5	Mitigation; Treatment of Indemnification	17
6.6	Exclusive Remedy	17

ARTICLE 7 MISCELLANEOUS

7.1	Guarantee	17
7.2	Entire Agreement	17
7.3	Notices	18
7.4	Successors and Assigns	18
7.5	Jurisdiction; Service of Process; Waiver of Jury Trial	18
7.6	Headings; Construction; and Interpretation	20
7.7	Further Assurances	20
7.8	Amendment and Waiver	20
7.9	No Other Beneficiaries	21
7.10	Governing Law	21
7.11	Schedules	21
7.12	Limitation of Representation and Warranties	21
7.13	Counterparts	21
7.14	Severability	21
7.15	Limit on Damages	22
7.16	Specific Performance	22

ii

LIST OF APPENDICES

Appendix A-1	General Definitions

Appendix A-2	Rules of Construction

Appendix B	Transaction Terms and Conditions

Appendix C	Acquired Interests; Ownership Structure; and Wind Project Information

Appendix D	Documents and Key Counterparties

LIST OF SCHEDULES

Schedule 2.5	Seller Consents and Approvals

Schedule 2.12	Matters Relating to the Acquired Interests, the Project Company and the Wind Project

Schedule 3.5	Purchaser Consents and Approvals

Schedule 4.1(a)	Seller’s Pre-Closing Covenants

Schedule 6.4(b)	Control of Defense of Third Party Claims

iii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of May 1, 2014, is made by and among Pattern Energy Group Inc., a Delaware corporation (“Purchaser”), Pattern Renewables LP, a Delaware limited partnership (“Seller”) and, solely for purposes of Section 7.1, Pattern Energy Group LP, a Delaware limited partnership (“Guarantor”). Capitalized terms used in this Agreement shall have the respective meanings specified in Appendix A-1 attached hereto.

RECITALS

WHEREAS, Seller owns, directly or indirectly through one or more Seller Affiliates (each such Seller Affiliate, a “Subsidiary Transferor”), some or all of the membership or partnership interest, shares, voting securities, or other equity interests, as applicable, in the project company which owns the wind project (herein referred to as the “Project Company”, as described on Part I of Appendix C attached hereto; and the “Wind Project”, as described on Part II of Appendix C); and

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Acquired Interests defined and described in Part I of Appendix C attached hereto (herein referred to as the “Acquired Interests”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual terms, conditions and agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE OF THE ACQUIRED INTERESTS

1.1 Agreement to Sell and Purchase. Subject to the satisfaction or waiver (by the party for whose benefit such condition exists) of the conditions set forth in Article 5 and the other terms and conditions of this Agreement, at the Closing (a) Seller shall sell, assign, transfer and convey (or, if applicable, cause the Subsidiary Transferors to sell, assign, transfer and convey) the Acquired Interests to Purchaser, and (b) Purchaser shall purchase the Acquired Interests from Seller (or, if applicable, the Subsidiary Transferors), for the Purchase Price. Purchaser shall have the right to designate a Subsidiary of Purchaser (“Subsidiary Transferee”) to receive the Acquired Interests at Closing.

1.2 Signing Date Deliverables. On the date of this Agreement, each of Seller and Purchaser shall deliver to the other party the deliverables set forth in Part II of Appendix B.

1.3 Purchase Price. The purchase price payable by Purchaser to Seller (or, if applicable, the Subsidiary Transferor) for the Acquired Interests at Closing shall be the Purchase Price set forth in Part I of Appendix B as determined, if applicable, by the Method of Calculation (if any) set forth in Part I of Appendix B. The Purchase Price shall be subject to adjustment by the Purchase Price Adjustment (if any) set forth in Part I of Appendix B. All payments of the Purchase Price and any Purchase Price Adjustment shall be paid by wire transfer of same day funds in the applicable Currency to the applicable accounts set forth in Part I of Appendix B.

1.4 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place on the date and at the location specified in Part III of Appendix B or such other time and place as the parties hereto shall mutually agree (including Closing by facsimile or “PDF” electronic mail transmission exchange of executed documents or signature pages followed by the exchange of originals as soon thereafter as practicable), and will be effective as of 12:01 a.m. Eastern Standard Time on the day the Closing occurs; provided, however, that the Closing shall occur no later than thirty days after each of the conditions precedent in Sections 5.1, 5.2, and 5.3 have been satisfied (or waived in accordance with the terms of this Agreement).

1.5 Conduct of Closing.

(a) At or prior to the Closing, Seller shall deliver, or cause to be delivered, to Purchaser:

(i)	The original certificates representing the Acquired Interests duly endorsed for transfer by Seller (or, if applicable, the Subsidiary Transferors) to Purchaser (or, if applicable, Subsidiary Transferee) or with appropriate powers with respect thereto duly endorsed by Seller (or, if applicable, such Subsidiary Transferors); provided, that if the Acquired Interests are not in certificated form, Seller (or, if applicable, such Subsidiary Transferors) shall deliver to Purchaser (or, if applicable, Subsidiary Transferee) a duly executed assignment agreement or other instrument conveying such Acquired Interests to Purchaser (or, if applicable, Subsidiary Transferee) in form and substance reasonably acceptable to Purchaser;

(ii)	Any other documents and certificates contemplated by Article 4 and Article 5 hereof to be delivered by or on behalf of Seller, including the certificate referred to in Section 5.2(e); and

(iii)	Any other Closing deliverables set forth in Appendix B-1.

(b) At or prior to the Closing, Purchaser shall deliver to Seller:

(i)	The documents and certificates contemplated by Article 4 and Article 5 hereof to be delivered by or on behalf of Purchaser, including the certificate referred to in Section 5.3(d); and

(ii)	Any other Closing deliverables set forth in Appendix B-2.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in, or qualified by any matter set forth in, the Schedules attached hereto, Seller hereby represents and warrants to Purchaser as set forth in this Article 2 as of (A) the date hereof and (B) if the Closing Date is not the date of this Agreement, the Closing Date, in each case, unless otherwise specified in the representations and warranties below, in which case the representation and warranty is made as of such date. Whether or not a particular Section of this Article 2 refers to a specific, numbered Schedule, such Section shall, to the extent applicable, be subject to the exceptions, qualifications, and other matters set forth in the Schedules to the extent that the relevance of such exceptions, qualifications or other matters is reasonably apparent on the face thereof.

2.1 Organization and Status. Each of Seller, each Subsidiary Transferor and Guarantor (a) is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation as set forth in the preamble to this Agreement, (b) is duly qualified, authorized to do business and in good standing in each other jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, and (c) has all requisite power and authority to own or hold under lease the property it purports to own or hold under lease and to carry on its business as now being conducted. Seller has made available to Purchaser complete and correct copies of the Organization Documents for Seller, each Subsidiary Transferor and Guarantor.

2.2 Power; Authority; Enforceability. Each of Seller, each Subsidiary Transferor and Guarantor has the legal capacity and power to enter into and perform its obligations under this Agreement and has been duly authorized, in accordance with its Organization Documents, to enter into and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by each of Seller and Guarantor and constitutes the legal valid and binding obligation of each of Seller and Guarantor, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law.

2.3 No Violation. The execution, delivery and performance by each of Seller and Guarantor of its obligations under this Agreement, and the performance by each Subsidiary Transferor of this Agreement, in each case including without limitation the sale of the Acquired Interests to the Purchaser, do not, and will not, (a) violate any Governmental Rule to which Seller, any Subsidiary Transferor or Guarantor is subject or the Organization Documents of Seller, any Subsidiary Transferor or Guarantor, (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Seller, any Subsidiary Transferor or Guarantor is a party or by which Seller, any Subsidiary Transferor or Guarantor is bound or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any Material Contract, except, in the case of this clause (c), as would not reasonably be expected to be material in the context of the Wind Project or otherwise prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.

2.4 No Litigation. None of Seller or its Affiliates (other than the Project Company and its Subsidiaries, which, for the avoidance of doubt, are provided for in Section 2.12) is a party to or has received written notice of any pending or, to the Knowledge of Seller, threatened litigation, action, suit, proceeding or governmental investigation (other than for such matters as relate to Panhandle Holdco or its Subsidiaries or the Wind Project, which, for the avoidance of doubt, are provided for in Section 2.12) against Seller or its Affiliates which would reasonably be expected to be material to the Project Company and the Wind Project or the ownership of the Acquired Interests or which seeks the issuance of an order restraining, enjoining, altering or materially delaying the consummation of the transactions contemplated by this Agreement.

2.5 Consents and Approvals. Except as set forth in Schedule 2.5, no consent, approval, order or Authorization of or registration, declaration or filing with or exemption by (collectively, the “Consents”) any Governmental Authority or any other Person, is required by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller or Guarantor, or the consummation by Seller, any Subsidiary Transferor or Guarantor of the transaction contemplated hereby, except for any consents which if not obtained would not reasonably be expected to be material in the context of the Wind Project or to otherwise prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.

2.6 Acquired Interests. Seller owns, directly or indirectly through one or more Seller Affiliates as identified in Part I of Appendix C, of record and beneficially one hundred percent (100%) of the Acquired Interests. Part I of Appendix C sets forth the equity capitalization of the Project Company. All of the interests described in Part I of Appendix C have been duly authorized, validly issued and are fully-paid and non-assessable and, except as set forth on Part I of Appendix C, there are no outstanding (i) equity interests or voting securities of Panhandle Holdco or any of its Subsidiaries, (ii) securities of Panhandle Holdco or any of its Subsidiaries convertible into or exchangeable for any equity interests or voting securities of Panhandle Holdco or any of its Subsidiaries or (iii) options or other rights to acquire from Panhandle Holdco or any of its Subsidiaries, or other obligation of Panhandle Holdco or any of its Subsidiaries to issue, any equity interests or voting securities or securities convertible into or exchangeable for equity interests or voting securities of Panhandle Holdco or any of its Subsidiaries, or any obligations of Panhandle Holdco or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the foregoing. Seller (or, if applicable, the Subsidiary Transferors) has good and valid title to, and has, or will have, full power and authority to convey, the Acquired Interests, as of the Closing Date. The Acquired Interests have been, or will be, validly issued, and are, or will be, fully paid and non-assessable. On the Closing Date, Seller (or, if applicable, the Subsidiary Transferors) will convey to Purchaser (or, if applicable, Subsidiary Transferee) good and valid title to the Acquired Interests free and clear of all Liens other than Permitted Liens.

2.7 Solvency. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by or, to the Knowledge of Seller, threatened against, Seller, any Subsidiary Transferor or Guarantor. None of Seller, any Subsidiary Transferor or Guarantor (a) has had a receiver, receiver and manager, liquidator, sequestrator, trustee or other officer with similar powers appointed over all or part of the business or its assets, and to the Knowledge of Seller, no application therefore is pending or threatened, (b) is insolvent or presumed to be insolvent under any law or is unable to pay its debts as and when they fall due, (c) has made a general assignment for the benefit of its creditors, or (d) has taken any action to approve any of the foregoing.

2.8 Compliance with Law. To the Knowledge of Seller, there has been no actual violation by Seller, any Subsidiary Transferor or Guarantor of or failure of Seller, any Subsidiary Transferor or Guarantor to comply with any Governmental Rule that is applicable to it, or allegation by any Governmental Authority of such a violation, that would reasonably be expected to be material and relates to the Wind Project or would otherwise reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.

2.9 Taxes. Each of the representations by the Class B Members (as defined in the ECCA) pursuant to Section 3.5 of the ECCA, for this purpose treating each reference therein (other than clauses (l) and (m) of such Section 3.5) to the Company as if it were a reference to the Project Company, Panhandle Wind Holdings LLC, Panhandle Holdco and Panhandle B Member LLC, is true and correct at and as of the date hereof and the Closing Date as if made at and as of such dates (other than any representations or warranties that are made as of a specific date, which shall be true and correct as of such date). The Project Company is classified as a partnership for federal Tax purposes and Panhandle Wind Holdings LLC, Panhandle Holdco and Panhandle B Member LLC are classified as disregarded entities for federal Tax purposes.

2.10 Unregistered Securities. It is not necessary in connection with the sale of the Acquired Interests, under the circumstances contemplated by this Agreement, to register such Acquired Interests under the Securities Act of 1933 (the “Securities Act”) or under any other applicable securities laws.

2.11 Broker’s Fees. None of Seller, any Subsidiary Transferor or Guarantor has any liability or obligation for any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.12 Matters Relating to the Acquired Interests, the Project Company and the Wind Project. A true, complete and correct list of all Material Contracts as of the date hereof is set forth on Parts I, III, IV and V of Appendix D. To the Knowledge of Seller, all representations and warranties set forth in Schedule 2.12 (disregarding all qualifications set forth therein as to materiality, material adverse effect or other similar qualifications) are true and correct at and as of the date hereof and the Closing Date as if made at and as of such dates (other than any representations or warranties that are made as of a specific date, which shall be true and correct as of such date), with only such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Impact.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in, or qualified by any matter set forth in, the Schedules attached hereto, Purchaser hereby represents and warrants to Seller as set forth in this Article 3 as of (A) the date hereof and (B) if the Closing Date is not the date of this Agreement, the Closing Date, in each case, unless otherwise specified in the representations and warranties below, in which case the representation and warranty is made as of such date. Whether or not a particular Section of this Article 3 refers to a specific, numbered Schedule, such Section shall, to the extent applicable, be subject to the exceptions, qualifications, and other matters set forth in the Schedules to the extent that the relevance of such exceptions, qualifications or other matters is reasonably apparent on the face thereof.

3.1 Organization and Status. Each of Purchaser and Subsidiary Transferee, if applicable, (a) is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation as set forth in the preamble to this Agreement, (b) is duly qualified, authorized to do business and in good standing in each other jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, and (c) has all requisite power and authority to own or hold under lease the property it purports to own or hold under lease and to carry on its business as now being conducted. Purchaser has made available to Seller complete and correct copies of the Organization Documents for Purchaser (and, if applicable, Subsidiary Transferee).

3.2 Power; Authority; Enforceability. Each of Purchaser and Subsidiary Transferee, if applicable, has the legal capacity and power to enter into and perform its obligations under this Agreement and has been duly authorized, in accordance with its Organization Documents, to enter into and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law.

3.3 No Violation. The execution, delivery and performance by Purchaser of its obligations under this Agreement, including without limitation the purchase of the Acquired Interests from Seller or the Subsidiary Transferors, do not, and will not, (a) violate any Governmental Rule to which Purchaser is subject or the Organization Documents of Purchaser, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Purchaser is a party or by which Purchaser is bound.

3.4 No Litigation. Purchaser is not a party to or has not received written notice of any pending or, to the Knowledge of Purchaser, threatened litigation, action, suit, proceeding or governmental investigation against Purchaser, which, in either case, would not reasonably be expected to result in a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or which seeks the issuance of an order restraining, enjoining, altering or materially delaying the consummation of the transactions contemplated by this Agreement.

3.5 Consents and Approvals. Except as set forth in Schedule 3.5, no Consent of any Governmental Authority or any other Person, is required by or with respect to Purchaser (or if applicable, Subsidiary Transferee) in connection with the execution and delivery of this Agreement by Purchaser, or the consummation by Purchaser (or if applicable, Subsidiary Transferee) of the transaction contemplated hereby, except for any consents which if not obtained would not reasonably be expected to result in a material adverse effect on the ability of Purchaser (or if applicable, Subsidiary Transferee) to perform its obligations under this Agreement.

3.6 Solvency. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by or, to the Knowledge of Purchaser, threatened against Purchaser (or, if applicable, Subsidiary Transferee). None of Purchaser or, if applicable, Subsidiary Transferee (a) has had a receiver, receiver and manager, liquidator, sequestrator, trustee or other officer with similar powers appointed over all or part of the business or assets, and to the Knowledge of Purchaser, no application therefore is pending or threatened, (b) is insolvent or presumed to be insolvent under any law and is able to pay its debts as and when they fall due, (c) has made a general assignment for the benefit of its creditors, and (d) has taken any action to approve any of the foregoing.

3.7 Compliance with Law. To the Knowledge of Purchaser, there has been no actual violation by Purchaser (or, if applicable, Subsidiary Transferee) of or failure of Purchaser (or, if applicable, Subsidiary Transferee) to comply with any Governmental Rule that is applicable to it, or allegation by any Governmental Authority of such a violation, that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.

3.8 No Reliance. Purchaser has had the opportunity to inspect all of the information made available by Seller and to ask questions of and receive answers from Seller with respect to the Acquired Interests, the Project Company, the Seller Affiliates (if any) and the Wind Project. Purchaser acknowledges and warrants to Seller as of the date hereof and the Closing Date (as applicable) that, in accepting the transfer of the Acquired Interests, except for the representations and warranties expressly provided herein, it has (a) relied on its own investigations and assessments including its own inquiries into the Acquired Interests, the Project Company, the Seller Affiliates (if any) and the Wind Project; and (b) not relied on any other representations or warranties (written or oral) of Seller or its Affiliates.

3.9 Investment Intent. Purchaser is acquiring the Acquired Interests for its own account, for investment and with no view to the distribution thereof in violation of the Securities Act or the securities laws of any state of the United States or any other jurisdiction.

3.10 Accredited Investor. Purchaser is an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3), (7) or (8) of the Securities Act, and is able to bear the economic risk of losing its entire investment in the Acquired Interests.

3.11 Broker’s Fee. None of Purchaser or, if applicable, Subsidiary Transferee has any liability or obligation for any fees or commissions payable to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

ARTICLE 4

COVENANTS; OTHER OBLIGATIONS

4.1 Covenants Between Signing and Closing. If the Closing Date is not the date of this Agreement, the provisions of this Section 4.1 shall apply during the period from the date hereof to the Closing Date:

(a) Project Specific Pre-Closing Covenants of Seller. Unless consented or otherwise agreed to by Purchaser (such consent not to be unreasonably withheld or delayed) and except as required by Governmental Rule, Seller agrees to comply with the provisions, if any, of Schedule 4.1(a).

(b) Access, Information and Documents. Seller will give to Purchaser and to Purchaser’s counsel, accountants and other representatives reasonable access during normal business hours to all material Books and Records and the Wind Project (subject to all applicable safety and insurance requirements and any limitations on Seller’s rights to, or right to provide others with, access) and will furnish to Purchaser all such documents and copies of documents and all information, including operational reports, with respect to the affairs of the Project Company, the Seller Affiliates, and the Wind Project as Purchaser may reasonably request subject to any confidentially obligations imposed on Seller by any unaffiliated counterparties to such contracts and agreements. Purchaser agrees to comply with any confidentiality obligations which would be applicable to it under any such contracts, documents or agreements received from Seller hereunder.

(c) Updating of Disclosure Schedules. Seller shall notify Purchaser in writing of any material changes, additions, or events occurring after the date of this Agreement which require a representation and warranty of Seller (other than any representations or warranties in Sections 2.6 and 2.11) to be supplemented with a new Schedule or cause any material change in or addition to a Schedule promptly after Seller becomes aware of the same by delivery of such new Schedule or appropriate updates to any such Schedule (each, an “Updated Disclosure Schedule”) to Purchaser. Each Updated Disclosure Schedule shall (i) expressly state that it is being made pursuant to this Section 4.1(c), (ii) specify the representations and warranties to which it applies and (iii) describe in reasonable detail the changes, additions or events to which it relates. No Updated Disclosure Schedule delivered pursuant to this Section 4.1(c) shall be deemed to cure any breach of any representation or warranty unless Purchaser specifically agrees thereto in writing or, as provided in and subject to Article 5, consummates the Closing under this Agreement after receipt of such written notification, nor shall any such Updated Disclosure Schedule be considered to constitute or give rise to a waiver by Purchaser of any condition set forth in this Agreement, unless Purchaser specifically agrees thereto in writing or consummates the Closing under this Agreement after receipt of such written notification.

(d) Further Assurances. Each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated hereby as soon as practicable; provided that Purchaser shall not be required to take any such efforts with respect to the offering described in clause 9 of Appendix B-4.

4.2 Other Covenants.

(a) Costs, Expenses. Except as may be specified elsewhere in this Agreement, Purchaser shall pay all costs and expenses, including legal fees and the fees of any broker, environmental consultant, insurance consultant, independent engineer, and title company retained by Purchaser for Purchaser’s due diligence and the negotiation, performance of and compliance with this Agreement by Purchaser. Seller shall pay all costs and expenses (including in connection with any reports, studies or other documents listed in Part II of Appendix D, unless specifically noted in Part II of Appendix D), including legal fees and the fees of any broker of Seller or its Affiliates, relating to or resulting from the negotiation, performance of and compliance with this Agreement by Seller.

(b) Public Announcement; Confidentiality. No party hereto shall make or issue, or cause to be made or issued, any public announcement or written statement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party, except to the extent required by law (including any disclosure which, in the reasonable judgment of the disclosing party, is necessary or appropriate to comply with Governmental Rules and standards governing disclosures to investors) or in accordance with the rules, regulations and orders of any stock exchange. Seller shall not, and shall cause its Affiliates and directors, officers, employees, agents, consultants advisors and partners not to, disclose any confidential information in or relating to this Agreement other than (a) to its Affiliates and its and their directors, officers, employees, agents, consultants, advisors and partners, provided in each case that such recipient is bound by reasonable confidentiality obligations, (b) as required by applicable law or regulation or (c) with the prior consent of Purchaser. Seller shall not use, and shall not enable any third party to use, any confidential information in or relating to this Agreement that constitutes material non-public information regarding Purchaser in a manner that is prohibited by the U.S. securities laws.

(c) Other Obligations of Seller and Purchaser. The parties mutually covenant as follows:

(i)	to cooperate with each other in determining whether filings are required to be made or consents required to be obtained in any jurisdiction in connection with the consummation of the transactions contemplated by this Agreement and in making or causing to be made any such filings promptly and in seeking to obtain timely any such consents;

(ii)	to use all reasonable efforts in good faith to obtain promptly the satisfaction of the conditions to Closing of the transactions contemplated herein (except for the condition set forth in clause 9 of Appendix B-4), including obtaining all required consents and approvals;

(iii)	to furnish to the other party and to the other party’s counsel all such information as may be reasonably required in order to effectuate the foregoing actions; and

(iv)	to advise the other party promptly if such party determines that any condition precedent to its obligations hereunder will not be satisfied in a timely manner.

(d) Tax Characterization; Allocation of Purchase Price; Allocation of Tax Items.

(i)	Purchaser and Seller acknowledge and agree that the transactions contemplated hereby will be treated for federal income tax purposes as a purchase of a partnership interest in the Project Company to which Section 708(b)(1)(B) of the Code does not apply. Neither Purchaser nor Seller shall file any income Tax Return inconsistent with such treatment.

(ii)	Within 60 days after the Closing, Purchaser shall prepare a schedule allocating the Purchase Price among the Project Company’s assets in a manner consistent with Code sections 755 and 1060 and consistent with the percentages allocated to different classes of assets in the Cost Segregation Consultant Report to be provided to Class A Equity Investors (as defined in the ECCA) pursuant to Section 5.3(y) of the ECCA. Purchaser shall deliver such schedule to Seller for its approval, not to be unreasonably denied or delayed. If Seller objects to Purchaser’s schedule, Seller shall notify Purchaser within fifteen days of its receipt of the schedule and Seller and Purchaser shall negotiate in good faith to resolve any differences. If any dispute cannot be resolved with fifteen days, Purchaser and Seller shall jointly retain an accounting firm that is nationally recognized in the United States (the “Accountant”), whose decision (a) as to whether Seller’s objections are unreasonable and (b) as to the resolution of Seller’s objections as are reasonable, shall be final; provided that such Accountant’s decision shall be consistent with the Cost Segregation Consultant Report referred to above. Purchaser, Seller and their respective Affiliates shall use the allocation in the schedule, as modified by the negotiations of Seller and Purchaser and by the resolutions of Accountant for all federal income Tax purposes and shall not file any Tax Returns inconsistent with such allocation.

(iii)	For the tax year of the Project Company in which the Closing occurs, all income, gains, losses, deductions, credits and other Tax incidents resulting from the operations of the Project Company shall be allocated, as between Seller and Purchaser, by taking into account their varying interests as of the end of each calendar day using the interim closing of the books method under Section 706 of the Code.

(e) No Tax-Exempt Controlled Entity. So long as Seller and its Affiliates own an interest greater than 10% in Purchaser, Seller’s and its Affiliates’ ownership shall not cause Purchaser to be a “tax-exempt controlled entity” within the meaning of Code Section 168(h)(6)(F)(iii)(I).

ARTICLE 5

CONDITIONS TO CLOSING; TERMINATION

5.1 Conditions Precedent to Each Party’s Obligations to Close. The obligations of the parties to proceed with the Closing under this Agreement are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by both parties in their sole discretion):

(a) No Violations. The consummation of the transactions contemplated hereby shall not violate any applicable Governmental Rule.

(b) No Adverse Proceeding. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or Governmental Authority challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions.

(c) No Termination. This Agreement shall not have been terminated pursuant to Section 5.4.

(d) Other Conditions Precedent to Closing to Each Party’s Obligations. The conditions precedent, if any, set forth on Appendix B-3 shall have been satisfied.

5.2 Conditions Precedent to Obligations of Purchaser to Close. The obligations of Purchaser to proceed with the Closing under this Agreement with respect to the purchase of the Acquired Interests are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Purchaser in Purchaser’s sole discretion):

(a) Representations and Warranties. The representations and warranties of Seller set forth in Article 2 shall be true and correct at and as of the Closing Date as if made at and as of such date (other than any representations or warranties that are made as of a specific date, which shall be true and correct as of such date), except to the extent that (i) Seller has delivered to Purchaser any Updated Disclosure Schedules and (ii) Purchaser has specifically agreed in writing that such Updated Disclosure Schedules shall be deemed to cure a breach of any representation or warranty, in each case of clause (i) and (ii) in accordance with Section 4.1(c).

(b) Performance and Compliance. Seller shall have performed, in all material respects, all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by it on or before the Closing.

(c) [Reserved].

(d) Material Contracts. (i) Each of the Material Contracts shall be in full force and effect and shall not have been amended, waived (in whole or in part), supplemented or otherwise modified in any manner that has a Material Impact without the prior written approval of Purchaser (which approval shall not be unreasonably withheld or delayed).

(e) Certificate of Seller. Purchaser shall have received a certificate of Seller dated the date of the Closing confirming the matters set forth in Sections 5.2(a), (b) and (d) in a form reasonably acceptable to Purchaser.

(f) Good Standing Certificate. Purchaser shall have received a good standing certificate of Seller, each Subsidiary Transferor and Guarantor, in each case issued by the secretary of state of the state or provincial authority of the province (as applicable) of its formation.

(g) Satisfactory Instruments. All instruments and documents reasonably required on the part of Seller and any Subsidiary Transferor to effectuate and consummate the transactions contemplated hereby shall be delivered to Purchaser and shall be in form and substance reasonably satisfactory to Purchaser.

(h) Other Conditions Precedent to Purchaser’s Obligation to Close. The conditions precedent, if any, set forth in Appendix B-4 shall have been satisfied.

5.3 Conditions Precedent to the Obligations of Seller to Close. The obligations of Seller to proceed with the Closing hereunder with respect to Seller’s sale of the Acquired Interests are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Seller in its sole discretion):

(a) Purchase Price. Purchaser shall have transferred (or caused to be transferred) in immediately available funds the Purchase Price pursuant to, in accordance with and into the account or accounts designated in, Part I of Appendix B.

(b) Representations and Warranties. The representations and warranties set forth in Article 3 shall be true and correct at and as of the Closing Date as if made at and as of such date (other than any representations or warranties that are made as of a specific date, which shall be true and correct as of such date).

(c) Performance and Compliance. Purchaser shall have performed all of the covenants and complied, in all material respects, with all the provisions required by this Agreement to be performed or complied with by it on or before the Closing.

(d) Certificate of Purchaser. Seller shall have received a certificate of Purchaser dated the date of the Closing confirming the matters set forth in Section 5.3(b) and (c) in a form reasonably acceptable to Seller.

(e) Satisfactory Instruments. All instruments and documents required on the part of Purchaser (or, if applicable, Subsidiary Transferee) to effectuate and consummate the transactions contemplated hereby shall be delivered to Seller and shall be in form and substance reasonably satisfactory to Seller.

(f) Other Conditions Precedent to Seller’s Obligation to Close. The conditions precedent, if any, set forth in Appendix B-5 shall have been satisfied.

5.4 Termination. If the Closing Date is not the date of this Agreement, the following termination provisions shall be applicable:

(a) By the Parties. This Agreement may be terminated at any time by mutual written consent of Purchaser and Seller.

(b) By Either Purchaser Or Seller. This Agreement may be terminated at any time prior to the Closing by either Seller or Purchaser, if (i) a Government Approval required to be obtained as set forth on Part VII of Appendix B shall have been denied and all appeals of such denial have been taken and have been unsuccessful, (ii) one or more courts of competent jurisdiction in the United States or Canada (as applicable), any state, provincial or any other applicable jurisdiction has issued an order permanently restraining, enjoining, or otherwise prohibiting the Closing, and such order has become final and non-appealable, or (iii) the Closing has not occurred by the Outside Closing Date.

(c) Other Termination Rights. This Agreement may be terminated at any time prior to the Closing by the applicable party if and to the extent permitted in Part V of Appendix B.

(d) Termination Procedure. In the event of termination of this Agreement by either or both parties pursuant to this Section 5.4, written notice thereof will forthwith be given by the terminating party to the other party and this Agreement will terminate and the transactions contemplated hereby will be abandoned, without further action by any party. If this Agreement is terminated as permitted by this Section 5.4, such termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided that (i) the foregoing will not relieve any party for any liability for willful and intentional material breaches of its obligations hereunder occurring prior to such termination and (ii) except as specifically set forth herein, nothing in this Agreement shall derogate from the provisions of the Purchase Rights Agreement, which agreement shall remain in full force and effect after termination of this Agreement.

ARTICLE 6

REMEDIES FOR BREACHES OF THIS AGREEMENT

6.1 Indemnification.

(a) By Seller. Subject to the limitations set forth in this Article 6 and Section 7.15, from and after the Closing, Seller agrees to indemnify and hold harmless Purchaser and Purchaser’s Affiliates together with their respective directors, officers, managers, employees and agents (each a “Purchaser Indemnified Party”) from and against any and all Losses that any Purchaser Indemnified Party incurs by reason of or in connection with any of the following circumstances:

(i)	Any breach by Seller of any representation or warranty made by it in Article 2 (subject to any Updated Disclosure Schedules delivered pursuant to Section 4.1(c) that are deemed to cure a breach of any representation or warranty in accordance with the last sentence of Section 4.1(c)) or any breach or violation of any covenant, agreement or obligation of Seller or Guarantor contained herein; and

(ii)	As set forth in Part VI of Appendix B.

(b) By Purchaser. Subject to the limitations set forth in this Article 6 and Section 7.15, from and after the Closing Purchaser agrees to indemnify and hold harmless Seller and Seller’s Affiliates together with their respective directors, officers, managers, employees and agents (each a “Seller Indemnified Party”) from and against any and all Losses that any Seller Indemnified Party incurs by reason of or in connection with any of the following circumstances:

(i)	Any breach by Purchaser of any representation or warranty made by it in Article 3 or any breach or violation of any covenant, agreement or obligation of Purchaser contained herein; and

(ii)	As set forth in Part VI of Appendix B.

6.2 Limitations on Seller’s or Purchaser’s Indemnification.

(a) Minimum Limit on Claims. A party required to provide indemnification under this Article 6 (an “Indemnifying Party”) shall not be liable under this Article 6 to an Indemnified Party for any Claim for breach of any representation or warranty unless and until the aggregate amount of all Claims for which it would, in the absence of this provision, be liable exceeds the Basket Amount, and in such event the Indemnified Party will be liable for the amount of all Claims, including the Basket Amount; provided that the foregoing limitation shall not apply in the case of actual fraud by the Indemnifying Party.

(b) Maximum Limit on Claims.

(i)	Limitation on Seller’s Liability. Seller’s maximum aggregate liability for Claims for breaches of representations and warranties under this Agreement is limited to Seller’s Maximum Liability set forth in Part VI of Appendix B; provided that the Seller’s Maximum Liability will not apply to any Claim based on (A) actual fraud or (B) any breach of the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.5, 2.6, 2.9 and 2.11.

(ii)	Limitation on Purchaser’s Liability. Purchaser’s maximum aggregate liability for Claims for breaches of representations and warranties under this Agreement is limited to Purchaser’s Maximum Liability set forth in Part VI of Appendix B; provided that the Purchaser’s Maximum Liability will not apply to any Claim based on (A) actual fraud or (B) any breach of the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.5 and 3.11.

(c) Time Limit for Claims. No Indemnified Party may make a Claim for indemnification under Section 6.1 in respect of any Claim unless Notice in writing of the Claim, incorporating a statement setting out in reasonable detail the grounds on which the Claim is based, has been given by the Indemnified Party prior to the expiration of the applicable Survival Period as set forth in Part VI of Appendix B.

6.3 Reimbursements; Refunds.

(a) Right of Reimbursement. The amount of Losses payable under Section 6.1 by an Indemnifying Party shall be net of any (i) amounts recovered by the Indemnified Party under applicable insurance policies or from any other Person responsible therefor, and (ii) any Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such Losses. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person responsible for any Losses subsequent to an indemnification payment by the Indemnifying Party and such amounts would result in a duplicative recovery, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(b) Other Refund Obligations. In addition to the obligations set forth in Section 6.3(a), the applicable Indemnified Party shall be obligated to reimburse or refund to the Indemnifying Party for payments made by it to such Indemnified Party under this Article 6 as set forth in Part VI of Appendix B.

6.4 Right to Control Proceedings for Third Party Claims.

(a) If a third party shall notify any party with respect to any matter that may give rise to a Claim (a “Third Party Claim”), the Indemnified Party must give notice to the Indemnifying Party of the Third Party Claim (a “Third Party Claim Notice”) within twenty (20) Business Days after it becomes aware of the existence of the Third Party Claim and that it may constitute a Third Party Claim. The Indemnified Party’s failure to give a Third Party Claim Notice in compliance with this Section 6.4(a) of any Third Party Claim which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which it may have to the Indemnified Party unless, and solely to the extent that, the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

(b) The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume control of the defense of any Third Party Claim with the Indemnifying Party’s own counsel, in each case at the Indemnifying Party’s own cost and expense (provided that prior to assuming control of such defense, the Indemnifying Party must acknowledge its indemnity obligations under this Article 6), and the Indemnified Party shall cooperate in good faith in such defense. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with separate counsel selected by it, subject to the Indemnifying Party’s right to control the defense thereof; provided that in such event the Indemnifying Party shall pay the fees and expenses of such separate counsel (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim, (ii) if such Third Party Claim would reasonably be expected to be materially detrimental to the business, reputation or future prospects of any Indemnified Party or (iii) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest. If the Indemnifying Party (i) fails to promptly notify the Indemnified Party in writing of its election to defend or fails to acknowledge its indemnity obligations under this Article 6 as provided in this Agreement, (ii) elects not to defend (or compromise at its sole cost and expense) such Third Party Claim, (iii) has elected to defend such Third Party Claim but fails to promptly and diligently pursue the defense such Third Party Claim, (iv) otherwise breaches any of its obligations under this Article 6 or (v) as set forth on Schedule 6.4(b) hereto, or if the Third Party Claim is reasonably expected by the Indemnified Party to result in a payment obligation on the Indemnified Party in an amount that exceeds the maximum indemnification then available to the Indemnified Party pursuant to this Article 6, then the Indemnifying Party shall not be entitled to assume or maintain control of the defense of such Third Party Claim and the Indemnified Party may (by written notice to the Indemnifying Party) assume control of such defense (in which case the Indemnifying Party shall pay the fees and expenses of counsel retained by the Indemnified Party) and/or compromise such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim.

(c) Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into any settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 6.4(c). If a firm offer is made to settle a Third Party Claim that (i) does not (A) result in any liability or create any financial or other obligation on the part of the Indemnified Party and (B) result in the loss of any right or benefit on the part of any Indemnified Party, (ii) does not impose injunctive or other equitable relief against any Indemnified Party, and (iii) provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim, and the Indemnifying Party desires to accept and agree to such firm offer, then the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer within such 20 day period and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 6.4(b), it may settle the Third Party Claim; provided that if the settlement is made without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), the Indemnifying Party shall have no indemnity obligation pursuant to this Article 6 with respect to such Third Party Claim.

6.5 Mitigation; Treatment of Indemnification.

(a) An Indemnified Party shall use commercially reasonable efforts to mitigate all Losses relating to a Claim for which indemnification is sought under this Article 6.

(b) All indemnification payments under this Article 6 shall be deemed adjustments to the Purchase Price.

6.6 Exclusive Remedy. Each of Seller and Purchaser acknowledges and agrees that, should the Closing occur, and excluding liability for actual fraud, the foregoing indemnification provisions of this Article 6 and the provisions of Section 7.16 shall be the sole and exclusive remedy of Seller and Purchaser with respect to any misrepresentation, breach of warranty, covenant or other agreement (other than any Purchase Price Adjustment set forth in Part I of Appendix B) or other claim arising out of this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, effective as of the Closing each of Purchaser and Seller covenants to the other party that in respect of any matters under or contemplated in this Agreement, it will not make any Claim whatsoever against any Affiliate (other than Guarantor) of the other party or the directors, officers, managers, shareholders, member, controlling persons, employees and agents of any of the foregoing, in each case in their capacities as such, and its rights in respect of any such Claim for breach of any provision of this Agreement are limited solely to such rights as it may have against Seller (and Guarantor) or Purchaser, as the case may be, under this Agreement.

ARTICLE 7

MISCELLANEOUS

7.1 Guarantee. Guarantor hereby guarantees the due, prompt and faithful payment, performance and discharge by Seller of, and the compliance by Seller with, all of the covenants, agreements, obligations, undertakings and liabilities of Seller under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance, discharge and compliance hereunder.

7.2 Entire Agreement. This Agreement and the Schedules and Appendices hereto, each of which is hereby incorporated herein, set forth all of the promises, covenants, agreements, conditions, undertakings, representations and warranties between the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.

7.3 Notices. All notices, requests, demands and other communications hereunder shall be in writing (including facsimile transmission) and shall be deemed to have been duly given if personally delivered, telefaxed (with confirmation of transmission) or, if mailed, when mailed by United States first-class or Canadian Lettermail or Letter-post (as the case may be), certified or registered mail, postage prepaid, or by any international or national overnight delivery service, to the recipient party at the addresses as set forth in Part VII of Appendix B (or at such other address as shall be given in writing by any party to such other party). All such notices, requests, demands and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

7.4 Successors and Assigns.

(a) No party shall assign this Agreement or any of its rights or obligations herein without the prior written consent of each other party, in its sole discretion. Subject to the foregoing, this Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b) Notwithstanding Section 7.4(a), (i) Seller may assign this Agreement without the consent of the Purchaser as specified in Part VII of Appendix B and (ii) from and after Closing, Purchaser may assign its rights pursuant to Article 6 to Subsidiary Transferee without the consent of any other party.

7.5 Jurisdiction; Service of Process; Waiver of Jury Trial.

(a) EACH OF THE PARTIES HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b) Any and all claims, counterclaims, demands, causes of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement, or the alleged breach hereof, or in any way relating to the subject matter of this Agreement or the relationship between the Parties created by this Agreement (hereafter, a “Dispute”) shall be finally resolved by binding arbitration administered by the American Arbitration Association (“AAA”) under the AAA Commercial Arbitration Rules, including the Procedures for Large, Complex Commercial Disputes (the “Rules”) then in force to the extent such Rules are not inconsistent with the provisions of this Agreement. The party commencing arbitration shall deliver to the party or parties against whom a claim is made a written notice of intent to arbitrate (a “Demand”) in accordance with Rule R-4. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1 et seq.

(i)

Selection of Arbitrators. Disputes shall be resolved by a panel of three independent and impartial arbitrators, (the “Arbitrators”). The party or parties initiating the arbitration shall appoint an arbitrator in its Demand; the responding party or parties shall appoint an arbitrator in its answering statement, which is due 30 days after receipt of the Demand. If any party fails or refuses to timely nominate an arbitrator within the time permitted, such arbitrator shall be appointed by the AAA from individuals with significant experience in renewable energy projects from its Large, Complex Commercial Case Panel. Within 30 days of the appointment of the second arbitrator, the two party-appointed arbitrators shall appoint the third arbitrator, who shall act as the chair of the arbitration panel. If the two party-appointed arbitrators fail or refuse to appoint the third arbitrator within such 30-day period, the third arbitrator shall be appointed by the AAA from individuals with significant experience in renewable energy projects from its Large, Complex Commercial Case Panel in accordance with Rule R-12. The Arbitrators, acting by majority vote, shall resolve all Disputes.

(ii)	To the fullest extent permitted by law, the arbitration proceedings and award shall be maintained in confidence by the parties.

(iii)	Place of Arbitration. The place of arbitration shall be New York, New York. Any action in connection therewith shall be brought in the United States District Court for the Southern District of New York or, if that court does not have jurisdiction, any New York state court in New York County. Each party consents to the exclusive jurisdiction of such courts in any such suit, action or proceeding, and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Each party further agrees to accept service of process out of any of the before mentioned courts in any such dispute by registered or certified mail addressed to the party at the address set forth in Part VII of Appendix B.

(iv)	Conduct of the Arbitration. The arbitration shall be conducted in accordance with the Rules and in a manner that effectuates the Parties’ intent that Disputes be resolved expeditiously and with minimal expense. The Arbitrators shall endeavor to commence the arbitration hearing within 180 days of the third arbitrator’s appointment.

(v)	Interim Relief. Each party may apply to the Arbitrators seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Each party also may, without waiving any remedy under this agreement, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal (or pending the Arbitrators’ determination of the merits of the controversy).

(vi)	Discovery. The Arbitrators, upon a showing of good cause, may require and facilitate such limited discovery as it shall determine is appropriate in the circumstances, taking into account the needs of the parties, the burden on the parties, and the desirability of making discovery limited, expeditious, and cost-effective. The Arbitrators shall issue orders to protect the confidentiality of proprietary information, trade secrets and other sensitive information disclosed in discovery.

(vii)	Arbitration Award. The Arbitrators shall endeavor to issue a reasoned, written award within 30 days of the conclusion of the arbitration hearing. The Arbitrators shall have the authority to assess some or all of the costs and expenses of the arbitration proceeding (including the Arbitrators’ fees and expenses) against any party. The Arbitrators shall also have the authority to award attorneys’ fees and expenses to the prevailing party or parties. In assessing the costs and expenses of the arbitration and/or awarding attorneys’ fee and expenses, the Arbitrators shall consider the relative extent to which each party has prevailed on the disputed issues and the relative importance of those issues. The limitations of Section 7.15 shall apply to any award by the Arbitrators.

7.6 Headings; Construction; and Interpretation. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect. Except as otherwise expressly provided, the rules of construction set forth in Appendix A-2 shall apply to this Agreement. The parties agree that any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

7.7 Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

7.8 Amendment and Waiver. The parties may by mutual agreement amend this Agreement in any respect, and any party, as to such party, may (a) extend the time for the performance of any of the obligations of any other party, (b) waive any inaccuracies in representations by any other party, (c) waive compliance by any other party with any of the agreements contained herein and performance of any obligations by such other party, and (d) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought.

7.9 No Other Beneficiaries. This Agreement is being made and entered into solely for the benefit of Purchaser and Seller, and neither Purchaser nor Seller intends hereby to create any rights in favor of any other person as a third party beneficiary of this Agreement or otherwise.

7.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the jurisdiction specified in Part VII of Appendix B.

7.11 Schedules. References to a Schedule shall include any disclosure expressly set forth on the face of any other Schedule even if not specifically cross-referenced to such other Schedule to the extent that the relevance of such matter is reasonably apparent on the face thereof. The fact that any item of information is contained in a disclosure schedule shall not be construed as an admission of liability under any Governmental Rule, or to mean that such information is material. Such information shall not be used as the basis for interpreting the term “material”, “materially,” “Material Impact,” or any similar qualification in this Agreement.

7.12 Limitation of Representation and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 2, SELLER HAS NOT MADE AND SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, OF ANY KIND OR NATURE, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACQUIRED INTERESTS, SELLER OR SELLER AFFILIATES, THE PROJECT COMPANY, THE WIND PROJECT OR THE SUBJECT MATTER OF THIS AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE 2, THE ACQUIRED INTERESTS ARE BEING CONVEYED “AS IS” IN ALL RESPECTS, AND SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF FITNESS, MERCHANTABILITY OR SUITABILITY FOR A PARTICULAR PURPOSE. Purchaser acknowledges that except as expressly provided in Article 2 of this Agreement, Seller has not made, and Seller hereby expressly disclaims and negates, and Purchaser hereby expressly waives, any other representation or warranty, express, implied, at common law, by statute or otherwise relating to the Acquired, Seller or Seller Affiliates, the Project Company, the Wind Project or this Agreement.

7.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. A facsimile or electronically imaged version of this Agreement may be executed by one or more parties hereto and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or “PDF” electronic mail pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.

7.14 Severability. If any provision of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

7.15 Limit on Damages. Each party hereto acknowledges and agrees that no party shall be liable to the other party for any punitive damages (except to the extent paid to a third party in respect of a Third Party Claim) or damages that were not reasonably foreseeable.

7.16 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts and other bodies specified in Section 7.5, in addition to any other remedy to which they are entitled at law or in equity.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement as of the day and year first above written.

PATTERN ENERGY GROUP INC.

By:	/s/ Daniel M. Elkort
Its:

[Signature Page to Panhandle 1 Purchase and Sale Agreement]

PATTERN RENEWABLES LP

By:	/s/ Daniel M. Elkort
Its:

Solely for purposes of Section 7.1:

PATTERN ENERGY GROUP LP

By:	/s/ Daniel M. Elkort
Its:

[Signature Page to Panhandle 1 Purchase and Sale Agreement]

APPENDIX A-1: GENERAL DEFINITIONS

“AAA” shall have the meaning set forth in Section 7.5(b).

“Accountant” shall have the meaning set forth in Section 4.2(d)(ii).

“Acquired Interests” shall have the meaning set forth in the recitals, as more fully described in Part I of Appendix C.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified, or who holds or beneficially owns 50% or more of the equity interest in the Person specified or 50% or more of any class of voting securities of the Person specified; provided that notwithstanding the foregoing (i) Purchaser and its Subsidiaries shall not be deemed to be Affiliates of Seller and (ii) Seller and its Affiliates (other than Purchaser and its Subsidiaries) shall not be deemed to be Affiliates of Purchaser.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Arbitrators” shall have the meaning set forth in Section 7.5(b).

“Authorization” means any authorization, consent, approval, waiver, exception, variance, order, franchise, permit, license or exemption issued by any Governmental Authority, including filing, report, registration, notice, application, or other submission to or with any Governmental Authority.

“Back-Leverage Loan Agreement” and “Back-Leverage Loan Agreements” shall have the respective meanings set forth in Part III of Appendix D.

“Basket Amount” shall have the meaning set forth in Part VI of Appendix B.

“BL Collateral Agent” shall have the meaning set forth in Part VII of Appendix B.

“Books and Records” means books, Tax Returns, contracts, commitments, and records of a Person.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which banks are authorized to be closed in New York, New York.

“Claim” means a claim by an Indemnified Party for indemnification pursuant to Section 6.1.

“Closing” shall have the meaning set forth in Section 1.4.

“Closing Date” shall mean the date a Closing occurs.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Completion Adjustment” shall have the meaning set forth in Part I of Appendix B.

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“Completion Adjustment Date” shall have the meaning set forth in Part I of Appendix B.

“Consents” shall have the meaning set forth in Section 2.5.

“Deficit Amount” shall have the meaning set forth in Part I of Appendix B.

“Demand” shall have the meaning set forth in Section 7.5(b).

“Dispute” shall have the meaning set forth in Section 7.5(b).

“Dollars” or “$” means the lawful currency of the United States of America or Canada, as identified in Part I of Appendix B.

“ECCA” shall have the meaning set forth in Part IV of Appendix D.

“GAAP” means generally accepted accounting principles in the United States, consistently applied throughout the specified period and in the immediately prior comparable period.

“Governmental Authority” means any federal or national, state, provincial, county, municipal or local government or regulatory or supervisory department, body, political subdivision, commission, agency, instrumentality, ministry, court, judicial or administrative body, taxing authority, or other authority thereof (including any corporation or other entity owned or controlled by any of the foregoing) having jurisdiction over the matter or Person in question.

“Governmental Rule” means, with respect to any Person, any applicable law, statute, treaty, rule, regulation, ordinance, order, code, judgment, decree, injunction or writ issued by any Governmental Authority.

“Guarantor” shall have the meaning set forth in the preamble to this Agreement.

“Indemnified Party” means either a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” shall have the meaning set forth in Section 6.2(c).

“Knowledge” means (a) with respect to Seller, the actual knowledge of the persons identified in Part VII of Appendix B, and (b) with respect to Purchaser, the actual knowledge of the persons identified in Part VII of Appendix B.

“Lien” on any asset means any mortgage, deed of trust, lien, pledge, charge, security interest, restrictive covenant, easement or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected or effective under applicable law, as well as the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loss” means any and all losses (including loss of profit and loss of expected profit), claims, actions, liabilities, damages, expenses, diminution in value or deficiencies of any kind or character including all interest and other amounts payable to third parties, all liabilities on account of Taxes and all reasonable legal fees and expenses and other expenses reasonably incurred in connection with investigating or defending any claims or actions, whether or not resulting in any liability.

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“Material Contracts” means each contract, agreement or instrument to which Panhandle Holdco or its Subsidiaries is a party or by which Panhandle Holdco or its Subsidiaries (including, from and after the Closing, the Purchaser and its Affiliates), or any of their respective assets, is bound (or in the case of the Purchaser and its Affiliates, after the Closing will be bound) that is material in the context of the Project Company, the Wind Project or the Acquired Interests, including without limitation any (i) partnership, joint venture, or other similar agreement or arrangement; (ii) contract containing covenants materially limiting the freedom of Panhandle Holdco or its Subsidiaries (or, from and after the Closing, the Purchaser and its Affiliates) from competing in any line of business or in any geographic area; (iii) Tax Equity Document (as defined in the ECCA) and the Back-Leverage Loan Agreement; (iv) Principal Project Document (as defined in the ECCA); and (v) material contract that was not entered into in the ordinary course of business consistent with past practices; except in each case of clauses (i) through (v) for change orders to the Turbine Supply Agreement, the Transformer Purchase Agreements and BOP Contract (as such terms are defined in the ECCA) that do not amend or modify any warranty or rights or obligations of the Project Company under the Turbine Supply Agreement, the Transformer Purchase Agreements or BOP Contract that could reasonably be expected to be material to the operation or maintenance of the Wind Project.

“Material Impact” means any impact, effect or result that is material and adverse to the Wind Project and Panhandle Holdco and its Subsidiaries, taken as a whole, or the ownership of the Acquired Interests.

“Method of Calculation” shall have the meaning set forth in Part I of Appendix B.

“MOMA” shall have the meaning set forth in Part VII of Appendix B.

“Organization Documents” means, with respect to (a) any corporation, its articles or certificate of incorporation and by-laws, (b) any limited partnership, its certificate of limited partnership and its partnership agreement, (c) any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement, or (d) documents of similar substance.

“Outside Closing Date” shall have the meaning set forth in Part III of Appendix B.

“Panhandle Holdco” shall have the meaning set forth in Part I of Appendix C.

“Permitted Lien” means: (a) a charge or lien arising in favor of a Governmental Authority by operation of statute unless there is default in payment of money secured by that charge or lien; (b) any lien for Taxes not yet due or delinquent or being contested in good faith; (c) any mechanics’, workmen’s or other like lien arising in the ordinary course of business; (d) any retention of title arrangement undertaken in the ordinary course of business; (e) any lien, deposit or pledge existing on the date of the Agreement or the Closing Date with regard to the Acquired Interests, the Project Company, any Seller Affiliate or any of their assets disclosed in the disclosure schedules to this Agreement; (f) defects, easements, rights of way, restrictions,

App. A-1 - 3

irregularities, encumbrances (other than for borrowed money) and clouds on title and statutory liens that do not (and upon enforcement thereof will not) materially impair the value or use by the Project Company of the real property rights affected or are otherwise listed in the Title Policy identified in Part II of Appendix D; (g) liens, deposits or pledges arising out of judgments or awards so long as enforcement of any such lien has been stayed and an appeal or proceeding for review is being prosecuted in good faith and in connection with which security has been provided or are fully covered by insurance; or (h) any Additional Permitted Lien.

“Person” means any individual, corporation, partnership, limited partnership, limited liability partnership, trust, business trust, estate, joint venture, unincorporated association, limited liability company, cooperative, Governmental Authority or other entity.

“Project Agreement” shall have the meaning set forth in Part IV of Appendix D.

“Project Company” shall have the meaning set forth in the recitals to this Agreement, and is more particularly described in Part I of Appendix C of the Agreement.

“Purchase Documents” shall have the meaning set forth in Part VII of Appendix B.

“Purchase Price” shall have the meaning set forth in Section 1.2, and as further described in Part I of Appendix B.

“Purchase Price Adjustment” shall have the meaning set forth in Part I of Appendix B.

“Purchase Rights Agreement” means that certain Purchase Rights Agreement dated as of October 2, 2013 by and among Guarantor, Purchaser and, solely with respect to Article IV thereof, Pattern Energy Group Holdings LP and Pattern Energy GP LLC, as such agreement is amended, modified or supplemented in accordance with its terms.

“Purchaser” shall have the meaning set forth in the preamble to this Agreement.

“Purchaser Indemnified Party” shall have the meaning set forth in Section 6.1(a).

“Purchaser’s Maximum Liability” shall have the meaning set forth in Part VI of Appendix B.

“Rules” shall have the meaning set forth in Section 7.5(b).

“Sale Model” shall have the meaning set forth in Part I of Appendix B.

“Sale Model Adjustment” shall have the meaning set forth in Part I of Appendix B.

“Securities Act” shall have the meaning set forth in Section 2.10.

“Seller” shall have the meaning set forth in the preamble to this Agreement.

“Seller Affiliates” shall have the meaning set forth in Part I of Appendix C.

“Seller Indemnified Party” shall have the meaning set forth in Section 6.1(b).

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“Seller’s Maximum Liability” shall have the meaning set forth in Part VI of Appendix B.

“Specified Guarantee” shall have the meaning set forth in Appendix B-2.

“Subsidiary Transferee” shall have the meaning set forth in Section 1.1, and is more particularly described in Part I of Appendix C of the Agreement.

“Subsidiary Transferor” shall have the meaning set forth in the recitals to this Agreement, and is more particularly described in Part I of Appendix C of the Agreement.

“Surplus Amount” shall have the meaning set forth in Part I of Appendix B.

“Survival Period” shall have the meaning set forth in Part VI of Appendix B.

“Tax” or “Taxes” means, collectively all federal, provincial, state and local or foreign income, estimated, payroll, withholding, excise, sales, use, real and personal property, use and occupancy, business and occupation, mercantile, transfer, capital stock and franchise or other taxes of any kind whatsoever (including interest, additions and penalties thereon).

“Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto.

“Third Party Claim” shall have the meaning set forth in Section 6.5(a).

“Third Party Claim Notice” shall have the meaning set forth in Section 6.5(a).

“Updated Sale Model” shall have the meaning set forth in Part I of Appendix B.

“Wind Project” shall have the meaning set forth in the recitals to this Agreement, and is more particularly described in Part II of Appendix C of the Agreement.

App. A-1 - 5

APPENDIX A-2: RULES OF CONSTRUCTION

1.	The singular includes the plural and the plural includes the singular.

2.	The word “or” is not exclusive.

3.	A reference to a Governmental Rule includes any amendment or modification to such Governmental Rule, and all regulations, rulings and other Governmental Rules promulgated under such Governmental Rule.

4.	A reference to a Person includes its successors and permitted assigns.

5.	Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer.

6.	The words “include,” “includes” and “including” are not limiting and shall be deemed to mean “include, without limitation”, “includes, without limitation” or “including, without limitation”.

7.	A reference to an Article, Section, Exhibit, Schedule or Appendix is to the Article, Section, Exhibit, Schedule or Appendix of this Agreement unless otherwise indicated.

8.	Any reference to “this Agreement”, “hereof,” “herein” and “hereunder” and words of similar import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

9.	Any reference to another agreement or document shall be construed as a reference to that other agreement or document as the same may have been, or may from time to time be, varied, amended, supplemented, substituted, novated, assigned or otherwise transferred.

10.	References to “days” shall mean calendar days, unless the term “Business Days” shall be used. References to a time of day shall mean such time in New York, New York, unless otherwise specified.

11.	This Agreement is the result of negotiations among, and has been reviewed by, Seller, Guarantor, Purchaser, and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of the parties thereto, and no ambiguity shall be construed in favor of or against Seller, Guarantor or Purchaser.

12.	The words “will” and “shall” shall be construed to have the same meaning and effect.

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APPENDIX B: TRANSACTION TERMS AND CONDITIONS

Panhandle 1 Transaction
I. Purchase Price

Purchase Price:	$125,000,000.00

“Method of Calculation”:	None

Currency:	US Dollar, and all references to Dollar or $ or USD$ shall refer to such currency.

“Purchase Price Adjustment”:

At and after the Closing, the Purchase Price will be adjusted as follows: (A) on the Closing Date the Purchase Price will be adjusted to reflect the Sale Model Adjustment as described in Item I below, and (B) on the date any excess amounts in the Project Completion Account (as defined in the ECCA) are distributed to the Class B Members (as defined in the ECCA) pursuant to Section 5.02 of the Project Agreement or, if the amounts in the Project Completion Account are exhausted prior to the date Final Completion occurs, the date of Final Completion (as defined in the ECCA) (the “Completion Adjustment Date”) the amounts described in Item II below will be paid as an adjustment to the Purchase Price.

Item I: Sale Model Adjustment

“Sale Model Adjustment” means an increase or decrease, as the case may be, in the Purchase Price payable at the Closing necessary for the Purchaser to maintain under the Updated Sale Model (as defined below) the economic benefits to be received by Purchaser as reflected in the Sale Model. The Sale Model Adjustment shall be determined as follows:

(1)    Three Business Days prior to the expected Closing Date or, if later, finalization of the Base Case Model (as defined in the ECCA) pursuant to Section 2.2(c) of the ECCA, Seller shall provide to Purchaser an updated Sale Model that shall reflect any changes since the date of this Agreement to the following (and not any other changes):

(A)   the amounts reflected in the update of the Base Case Model pursuant to Section 2.2(c) of the ECCA with respect to the items set forth in Exhibit B of the Project Agreement under the caption “Members, Capital Contributions, Etc.” (excluding the Deficit Account Caps for each of the Class B Members and the Class A Members (as such terms are defined in the Project Agreement) and, for the avoidance of doubt, the amount of the capital contribution of the Class B Members) and ending immediately before the caption “Projected Cumulative Distributions to the Class A Members through December 31,
20[__], based on the P80 production case”;

App. B - 1

(B)   preserving the Flip Rate; and

(C)   Any errors in, and omissions from, the Base Case Model corrected in accordance with the terms of the ECCA.

The updated Sale Model shall be accompanied by a proposed calculation of the Sale Model Adjustment, together with reasonably detailed supporting information with respect to such calculation and the nature of the changes to the Sale Model. Following delivery, the Purchaser and Seller shall reasonably cooperate in a good faith effort to finalize the Sale Model Adjustment, and the Seller shall provide to Purchaser any other information reasonably requested by Purchaser in connection therewith.

(2)    As promptly as practicable, but in no event later than two Business Days prior to the expected Closing Date, Purchaser shall notify Seller of its approval of Seller’s updated Sale Model and calculation of the Sale Model Adjustment (which approval shall not be unreasonably withheld or delayed) or, if Purchaser does not approve of such Sale Model or the Sale Model Adjustment, Purchaser’s reasonable objections thereto. If Purchaser does not approve the updated Sale Model or the Sale Model Adjustment, Seller and Purchaser shall meet and negotiate in good faith the appropriate Sale Model Adjustment in a manner consistent with the provisions of this Agreement and to allow for the consummation of the purchase of the Acquired Interests by the proposed Closing Date. In the event that Purchaser and Seller are not able to reach agreement by the expected Closing Date, the dispute shall be submitted for resolution as provided in Section 7.5. The updated Sale Model as determined herein shall be the “Updated Sale Model” for all purposes under this Agreement.

“Sale Model” means the model agreed by Purchaser and Seller as of the date of this Agreement for the calculation of each Class B Member’s economic benefits over a 25-year period from the Closing Date on a post-tax basis, assuming internal use of any tax benefits.

If the Sale Model Adjustment is positive, the Purchase Price payable by Purchaser to Seller on the Closing Date will be increased by the amount of the Sale Model Adjustment.

If the Sale Model Adjustment is negative, the Purchase Price payable by Purchaser to Seller on the Closing Date will be decreased by the amount of the Sale Model Adjustment.

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Item II: Completion Adjustment

“Completion Adjustment” means either:

(1)    the amount, if any, released to the Class B Members from the Project Completion Account following achievement of Final Completion in accordance with the ECCA (the amount so released, the “Surplus Amount”); or

(2)    if the amounts on deposit in the Project Completion Account (as defined in the ECCA) are insufficient to (x) fund the actual costs and expenses necessary to achieve Final Completion and (y) pay all Transaction Expenses, the aggregate amount of any such shortfall (the “Deficit Amount”).

If the Completion Adjustment is an amount determined under clause (1), then the Surplus Amount shall be paid by Purchaser to Seller on the Completion Adjustment Date. If the Completion Adjustment is an amount determined under clause (2), then the Deficit Amount shall be paid by Seller to Purchaser on the Completion Adjustment Date.

Payment Mechanics and Payee Information:	The Purchase Price shall be paid in accordance with the flow of funds memorandum to be agreed upon between Purchaser and Seller on the Closing Date.

II. Signing Date Deliverables

Seller’s Signing Date Deliverables:	Not applicable.

Purchaser’s Signing Date Deliverables:	Not applicable.

III. Closing

Scheduled Closing Date:	June 30, 2014 (the Business Day on which the satisfaction or waiver of all of the conditions precedent to Closing pursuant to this Agreement occur; to occur immediately after the funding of the Class A Capital Contributions (as defined in the ECCA) pursuant to the ECCA)

Closing Location:	At the offices of Purchaser, Pier 1, Bay 3, San Francisco, CA 94111

Outside Closing Date:	February 28, 2015

IV. Closing Deliverables & Conditions Precedent to Closing

Additional Closing Deliverables of Seller:	In addition to the closing deliverables set forth in Section 1.5(a) of the Agreement, Seller shall deliver, or cause to be delivered, to Purchaser the additional closing deliverables set forth in Appendix B-1.

Additional Closing Deliverables of Purchaser:	In addition to the closing deliverables set forth in Section 1.5(b) of the Agreement, Purchaser shall deliver, or cause to be delivered, to Seller the additional closing deliverables set forth in Appendix B-2.

Additional Conditions Precedent to Each Party’s Obligations to Close:	In addition to the conditions precedent set forth in Section 5.1 of the Agreement, the obligation of Purchaser and Seller to Close is subject to the additional conditions precedent set forth in Appendix B-3.

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Additional Conditions Precedent to Purchaser’s Obligations to Close:	In addition to the conditions precedent set forth in Section 5.2 of the Agreement, the obligation of Purchaser to Close is subject to the additional conditions precedent set forth in Appendix B-4.

Additional Conditions Precedent to Seller’s Obligations to Close:	In addition to the conditions precedent set forth in Section 5.3 of the Agreement, the obligation of Seller to Close is subject to the additional conditions precedent set forth in Appendix B-5.

V. Additional Termination Rights

By Either Purchaser or Seller:	Not applicable

By Purchaser:	Not applicable

By Seller:	This Agreement may be terminated by Seller at any time prior to the Closing if the condition precedent set forth in clause 9 of Appendix B-4 has not been satisfied (or waived in accordance with the terms of this Agreement) by June 15, 2014.

VI. Indemnification Provisions

Additional Seller Indemnity Obligations:	Not applicable.

Additional Purchaser Indemnity Obligations:	Not applicable

Survival Period:	Until the later of (i) the date that is 12 months after the Closing and (ii) the date that is 9 months after Substantial Completion (as defined in the ECCA), except in each case of clause (i) and (ii) for the representations and warranties in (x) Sections 2.1, 2.2, 2.3, 2.5, 2.6, and 2.12 and Sections 3.1, 3.2, 3.3, 3.5 and 3.11 which shall survive until the expiration of the applicable statute of limitations (including extensions thereof) and (y) Section 2.9 which shall survive until the date of termination of the Specified Guarantee in accordance with its terms (the “Survival Period”).

Limitation on Liability:	“Basket Amount”:	1.00% of the Purchase Price
	“Seller’s Maximum Liability”:	11.00% of Purchase Price
	“Purchaser’s Maximum Liability”:	11.00% of the Purchase Price

Additional Refund or Reimbursement Obligations:	By Purchaser or Purchaser Indemnified Party: 1. None By Seller or Seller Indemnified Party: 1. None

App. B - 4

VII. Additional Transaction Terms

“Additional Permitted Liens”:

1.      Any lien, encumbrance, or pledge existing on the date of the Agreement or the Closing Date with regard to the Acquired Interests, the Project Company, any Seller Affiliate or any of their assets that were granted or created in connection with the Back-Leverage Loan Agreements, unless Purchaser notifies Seller that it does not intend to make a borrowing under the Back-Leverage Loan Agreement.

Required Governmental Approvals:	1. HSR (if required)

Persons with Knowledge:

Seller’s Persons with Knowledge: Glen Hodges, Kellie Metcalf, Eric Daly, Crystal Coffman, Andy Murray, Daniel Elkort and Alfredo Marti

Purchaser’s Persons with Knowledge: Esben Pedersen, Jeremy Rosenshine, Michael Lyon, Dyann Blaine and Eric Lillybeck

Additional Assignment Rights:	Assignment Rights of Seller: None Assignment Rights of Purchaser: None

Governing Law:	New York

Notice Information	To Seller:	c/o Pattern Renewable LP Pier 1, Bay 3 San Francisco, CA 94111 Attention: Amy Smolen Phone: 415-283-4000 Fax: 415-362-7900
	To Purchaser:	Pier 1, Bay 3 San Francisco, CA 94111 Attention: General Counsel Phone: 415-283-4000 Fax: 415-362-7900

Certain Notifications:

1.      If Purchaser desires for Panhandle B Holdco LLC to make a request for a borrowing under the Back-Leverage Loan Agreement, Purchaser shall provide written notice to Seller at least ten (10) Business Days prior to the Closing Date, such that Panhandle B Holdco LLC can submit the “Notice of Borrowing” within the period of time required under Section 2.1(a)(ii) of the Back-Leverage Loan Agreement. The notice from Purchaser must specify (i) the amount of the requested Borrowing (as defined in the Back-Leverage Loan Agreement), (ii) the estimated date of the Borrowing and whether the Borrowing will consist of Base Rate Loans or LIBO Rate Loans (as such terms are defined in the Back-Leverage Loan Agreement), and (iii) if LIBO Rate Loans, the initial Interest Period(s) (as defined in the Back-Leverage Loan Agreement).

App. B - 5

If Purchaser elects for Panhandle B Holdco LLC to borrow under the Back-Leverage Loan Agreement, then on or before such borrowing, Purchaser shall issue a guaranty in favor of Bayerische Landesbank, New York Branch, as the collateral agent under the Back-Leverage Loan Agreement (the “BL Collateral Agent”), in replacement of the existing Cash Diversion Guaranty (as defined under the Back- Leverage Loan Agreement). Such replacement guaranty issued by Purchaser in favor of the BL Collateral Agent shall be in form and substance similar to the Cash Diversion Guaranty and otherwise comply with the requirements of the Back-Leverage Loan Agreement.

1.      If Seller notifies, or is required to notify, pursuant to Section 8.3(c) of the ECCA, the Class A Equity Investors (as defined in the ECCA) of any change, addition or event specified in such provision, then Seller shall promptly also provide such notification in writing to Purchaser. Any such notification to Purchaser shall constitute an “Updated Disclosure Schedule” to which the final sentence of Section 4.1(c) shall apply.

Amendments of the ECCA:	Without the prior written approval of Purchaser, Seller shall not, and shall procure its Affiliates not to, directly or indirectly, consent to or approve any change, amendment, waiver or termination of the ECCA or any term thereof.

Base Case Model:	Prior to any update of the Base Case Model (as defined in the ECCA) pursuant to Section 2.2(c) of the ECCA, Seller shall (i) provide Purchaser with reasonable advance notice of the proposed update, describing in reasonable detail the changes to the Assumptions (as defined in the ECCA) within the Base Case Scenario since the Execution Date (as defined in the ECCA) and the proposed update, (ii) reasonably and timely consult with Purchaser and provide Purchaser with reasonable opportunity to provide input to the determination of such changes and formulation of such proposal.

Budget:	As soon as reasonably practicable, but in any event prior to the delivery of the initial Budget (as defined in the ECCA) by Seller to the Class A Equity Investor (as defined in the ECCA) pursuant to Section 5.3(kk) of the ECCA, Seller shall (i) provide Purchaser with reasonable advance notice of the preparation of the initial Budget and any materials in connection therewith reasonably requested from time to time by Purchaser and (ii) reasonably and timely consult with Purchaser and provide Purchaser with reasonable opportunity to provide input to the preparation of such initial Budget.

Sale Model Adjustment:

If the Sale Model Adjustment would reasonably be expected to result in an increase in the Purchase Price in an amount of $20 million or more, then at the election of either Purchaser or Seller by notice to the other parties, Seller, Guarantor and Purchaser shall meet and negotiate in good faith for a restructuring of the transactions contemplated hereby.

If (1) the parties fail to agree on a restructuring of the transactions contemplated hereby and (2) Closing does not occur by the Outside Closing Date solely because the condition precedent to Closing set forth in clause 1 of Appendix B-3 has not been satisfied and Purchaser has not waived such condition precedent in accordance with the terms of this Agreement, then

App. B - 6

Seller shall be entitled to sell the Project Company and the Wind Project to a third party purchaser notwithstanding the provisions of the Purchase Rights Agreement; provided that (x) Purchaser’s failure to waive such condition shall be deemed not to constitute a First Rights Project Declination pursuant to the Purchase Rights Agreement and (y) each of Guarantor and Seller shall procure that each of Pattern Energy Group Holdings LP and Pattern Energy GP LLC take no position inconsistent with the foregoing clause (x).

Transition Services:	Each of Seller and Purchaser acknowledge that, notwithstanding anything to the contrary in the MOMA, Guarantor has agreed (i) to provide, at Guarantor’s sole cost and expense, to Purchaser and its Affiliates reasonably requested administrative and construction transition services relating to the Wind Project; (ii) that Guarantor shall only be obligated to provide services using its existing employees and only to the extent not distracting from other Seller business; and (iii) that without the consent of Guarantor, the duration of the transition services shall not exceed three months from the Closing Date. For purposes of the foregoing sentence, “MOMA” shall mean the Management, Operation and Maintenance Agreement, dated August 19, 2013, between Project Company and Pattern Operators LP.

App. B - 7

APPENDIX B-1: ADDITIONAL CLOSING DELIVERABLES OF SELLER

None.

App. B-1 - 1

APPENDIX B-2: ADDITIONAL CLOSING DELIVERABLES OF PURCHASER

1.	Pattern Energy Group Inc. guaranty of certain of Panhandle B Member LLC’s obligations under the ECCA and the LLC Agreement (as defined in the ECCA) in favor of the Class A Equity Investors (as defined in the ECCA) (as amended in accordance with its terms, the “Specified Guarantee”).

2.	Opinion by Davis Polk & Wardwell LLP as the enforceability of the Specified Guaranty.

App. B-2 - 1

APPENDIX B-3: ADDITIONAL CONDITIONS PRECEDENT

TO EACH PARTY’S OBLIGATIONS TO CLOSE

1.	The Sale Model Adjustment shall not result in an increase in the Purchase Price of $20 million or more.

App. B-3 - 1

APPENDIX B-4: ADDITIONAL CONDITIONS PRECEDENT

TO PURCHASER’S OBLIGATIONS TO CLOSE

1.	Absence of material amendments or defaults under any Tax Equity Document (as defined in the ECCA).

2.	Receipt of all necessary third party and governmental approvals (including, if an HSR filing is required, expiration of the waiting period under the HSR Act).

3.	Receipt by Purchaser of not less than three (3) Business Days’ advance written notice from Seller of the anticipated Closing Date.

4.	Confirmation that the Class A Equity Investors (as defined in the ECCA) have funded the entirety of the Class A Capital Contribution (as defined in the ECCA).

5.	Receipt by Purchaser of a copy of each Tax Equity Document, each of the Back-Leverage Documents, each Principal Project Document and each other document referenced in Section 5.3 of the ECCA.

6.	Satisfaction (or waiver with the consent of Purchaser) of the closing conditions set forth in the following Sections of the ECCA: 5.3(c); 5.3(e); 5.3(f); 5.3(h); 5.3(i); 5.3(j); 5.3(k); 5.3(l); 5.3(m) (without giving regard to the references in such provision to the Wind Energy and Resource Assessment Report (as defined in the ECCA)); 5.3(o); 5.3(p); 5.3(q); 5.3(r); 5.3(s); 5.3(t); 5.3(u); 5.3(v); 5.3(x); 5.3(y); 5.3(z); 5.3(aa); 5.3(bb); 5.3(cc); 5.3(dd); 5.3(ee); 5.3(ff); 5.3(gg); 5.3(hh); 5.3(jj); 5.3(kk); 5.3(ll) (without regard to the reference to continuous efforts to advance completion (in the case of clause (x) of Section 3.5(m) of the ECCA) or a continuous program of construction (in the case of clause (y) of Section 3.5(m) of the ECCA); 5.3(mm); 5.3(nn); 5.3(oo); and 5.3(qq); provided that in each case that if such Section of the ECCA requires an item to be satisfactory, reasonably satisfactory, reasonably acceptable, in form and substance satisfactory or in form and substance reasonably satisfactory, as the case may be, to the Class A Equity Investors for such condition to be satisfied, then such document shall also be satisfactory, reasonably satisfactory, reasonably acceptable, in form and substance satisfactory or in form and substance reasonably satisfactory, as the case may be, to the Purchaser.

7.	Satisfaction (or waiver in accordance with the terms of the ECCA) of the conditions set forth in the following Sections of the ECCA: 5.3(g); and 5.3(w).

8.	Satisfaction at the time of the Closing, or waiver with the consent of Purchaser, of the closing conditions set forth in Section 5.4 of the ECCA.

9.	Receipt by Purchaser of $125 million net cash proceeds from an offering by Purchaser of newly-issued shares of Purchaser’s Class A common stock.

App. B-4 - 1

APPENDIX B-5: ADDITIONAL CONDITIONS PRECEDENT

TO SELLER’S OBLIGATIONS TO CLOSE

None

App. B-5 - 1

APPENDIX C: ACQUIRED INTERESTS; OWNERSHIP STRUCTURE;

AND WIND PROJECT INFORMATION

PANHANDLE 1 TRANSACTION
I. Acquired Interests & Ownership Structure

Project Company:	Pattern Panhandle Wind LLC

Acquired Interests:

100% of the membership interests in Panhandle Wind Holdings LLC, a Delaware limited liability company (the “Acquired Interests”).

On the date of this Agreement, Panhandle Wind Holdings LLC owns 100% of the membership interests in Panhandle B Holdco LLC, a Delaware limited liability company (“Panhandle Holdco”), which in turn owns 100% of the membership interest in Panhandle B Member LLC which in turn owns 99% of the membership interests in the Project Company, and Panhandle Alternate B Member LLC owns the remaining 1% of the membership interests in the Project Company.

Prior to the Closing, (i) each of the following events will occur simultaneously, (A) each of Panhandle B Member LLC and Panhandle Alternate B Member LLC will fund the capital contributions required to be made by each of them as Class B Members under the ECCA, (B) the Tax Equity Investors will make the capital contributions required to be made by the Class A Equity Investors under the ECCA and will receive Class A membership interests in the form and percentages referred to in the Project Agreement executed simultaneously therewith, and (C) all of the membership interests in the Project Company held by Panhandle B Member LLC and Panhandle Alternate B Member LLC will be converted into Class B membership interests as described in the Project Agreement; and (ii) following the occurrence of the events identified in clauses (A), (B) and (C) above, Panhandle Alternate B Member LLC will transfer its 1% membership interests in the Project Company to Panhandle B Member LLC.

At the Closing and following the events identified in clauses (i) and (ii) above (but subject to the satisfaction of the conditions precedent contained herein), Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Acquired Interests.

See ownership structure below.

App. C - 1

Direct or Indirect Co-Owners of Project Company on the date of this Agreement:

Direct or Indirect Co-Owners of Project Company immediately prior to Closing:

Affiliate(s) through which Seller Holds Interests in Project Company (the “Seller Affiliates”):

1.      Panhandle Wind Holdings LLC

2.      Panhandle B Holdco LLC

3.      Panhandle B Member LLC

4.      Panhandle Alternate B Member LLC, which will transfer its 1% interest in the Project Company to Panhandle B Member LLC prior to Closing.

App. C - 2

Equity Capitalization of Project Company on the date hereof	Members:	Type of LLC Interest:	Percentage Interest:	Aggregate Contributed equity:
	Panhandle B Member LLC	Member	99% by Panhandle B Member LLC	$[______]
	Panhandle Alternate B Member LLC	Member	1% by Panhandle Alternate B Member LLC	$[______]
Equity Capitalization of Project Company immediately prior Closing	Members	Type of LLC Interest:	Percentage Interest:	Aggregate Contributed equity:
	Panhandle B Member LLC	Class B Member	100% by Panhandle B Member LLC	To be provided prior to the Closing Date
	Certain Tax Equity Investors	Class A Member	100% by Panhandle B Member LLC	To be provided prior to the Closing Date
Subsidiary Transferee:	Pattern US Operations Holdings LLC

II. Wind Project Information

Wind Project:	Nameplate capacity: 218 MW Location: Carson County, Texas Turbine type and manufacturer: GE 1.85 MW wind turbine generators Number of turbines: 118
Commercial Operation Date (or Expected Commercial Operation Date) of Wind Project:	Expected June 30, 2014
Permits & Governmental Approvals:	See attached Appendix C-1.
Legal description of Wind Project site (i.e., real property description):	Annex 7 to the ECCA is incorporated herein by reference.

App. C - 3

APPENDIX C-1: PERMITS, GOVERNMENTAL APPROVALS &

THIRD PARTY APPROVALS

COMPLETED PERMITS

	Document	Date

1.	WTG Federal Aviation Administration 7460-1 Determination of No Hazard to Navigation, Aeronautical Study Nos.: 2012-WTW10370 through 2012-WTW10379; 2012-WTW10383 through 2012-WTW10386;2012-WTW10392 through 2012-WTW10430; 2012-WTW10433 through 2012-WTW10473; 2012-WTW10476 through 2012-WTW10479; 2012-WTW10485 through 2012-WTW10493; 2012-WTW10506 through 2012-WTW10510; 2012-WTW10513 through 2012-WTW10515; 2012-WTW-10519 through 2012-WTW-10521.	March 6, 2013

	2013-WTW-2578 through 2013-WTW-2582; 2013-WTW-2590 through 2013-WTW-2592.	June 13, 2013

2.	Notice of Intent for Storm Water Discharges Associated with Construction Activity under TPDES General Permit	June 28, 2013

3.	Storm Water Pollution Prevention Plan for Construction Activities	June 28, 2013

4.	Carson County Road and Right of Way Crossing and Use Permit in connection with project infrastructure accessing, encroaching and crossing County Roads 13, 14, 15, 16, 17, R, S, T, U, V, W, X, Y, AA and BB.	August 1, 2013

5.	Texas Department of Transportation Approvals in connection with the project transmission line and buried electric cables crossing FM Highway 294 and FM Highway 2385. As further evidenced by Notice of Proposed Installation Application Nos.: AMA20130731132449, AMA20130731124600, AMA20130730153831 and AMA20130730154710	August 2, 2013

	Texas Department of Transportation Approvals in connection with the project transmission line and buried electric cables crossing US Highway 60. As further evidenced by Notice of Proposed Installation Application Nos.: AMA20130730132517 and AMA20130730143124	July 31, 2013

	Texas Department of Transportation Approval in connection with the buried fiber optic cable crossing under FM Highway 2385. As further evidenced by Notice of Proposed Installation Application No. AMA20130805094548.	August 14, 2013

App. C-1 - 1

PERMITS TO BE OBTAINED

PART B-1

1.	FERC Notice of Self-Certification of Exempt Wholesale Generator Status pursuant to Section 1262(6) of the Public Utility Holding Company Act of 2005 and 18 C.F.R. § 366.7(a)

2.	Registration, filing and certification as a “Power Generation Company” under Title 16, § 25.109 of the Texas Administrative Code, as amended

3.	Registration, filing and certification as a renewable energy credit (“REC”) generator under Title 16, § 25.173 of the Texas Administrative Code

4.	Submission and ERCOT acceptance of the Resource Entity Registration Form and Resource Asset Registration Form (“RARF”) pursuant to ERCOT Protocol 16.5

5.	Execution of the ERCOT Standard Market Participant Agreement pursuant to ERCOT Protocol 16.5

6.	Submission of the QSE Acknowledgement Form pursuant to ERCOT Protocol 16.5

7.	Establishment of Generator REC Account with ERCOT pursuant to ERCOT Protocol 16.7

8.	Submission and acceptance by ERCOT of the New Generator Commissioning Checklist

9.	Submission of request for registration with the North American Reliability Corporation (“NERC”) as a “Generation Owner” pursuant to Section 500 of the NERC Rules of Procedure

10.	Public Utility Commission of Texas approval of the Capital Contributions on the Funding Date (each as defined in the ECCA) pursuant to Title II, Texas Utilities Code, Section 39.158.

11.	Texas Commission on Environmental Quality Septic System Permit for O&M Building

12.	Panhandle Groundwater District Permit (water well)

13.	TCEQ Permit-by-rule for Emergency Engines under 30 TAC § 106.511

14.	State (TXDOT) Highway Access/Driveway Permit in connection with project roads accessing FM Highway 2385

15.	Two (2) Met Tower Federal Aviation Authority Determinations of No Hazard to Air Navigation

16.

Form 7460-2, Part II for the following Federal Aviation Administration 7460-1 Determination of No Hazard to Air Navigation, Aeronautical Study Nos.:

2012-WTW10370 through 2012-WTW10379; 2012-WTW10383 through 2012-WTW10386;2012-WTW10392 through 2012-WTW10430; 2012-WTW10433 through 2012-WTW10473; 2012-WTW10476 through 2012-WTW10479; 2012-WTW10485 through 2012-WTW10493; 2012-WTW10506 through 2012-WTW10510; 2012-WTW10513 through 2012-WTW10515; 2012-WTW-10519 through 2012-WTW-10521 and 2013-WTW-2578 through 2013-WTW-2582; 2013-WTW-2590 through 2013-WTW-2592

17.	Pre-operation notice to TCEQ of waste activities pursuant to 30 TAC 335.6 and registration as a generator of industrial solid waste.

App. C-1 - 2

PART B-2

1.	Receipt of acknowledgement of registration from NERC pursuant to Section 500 of the NERC Rules of Procedure

Third Party Approvals

1.	License from BNSF for four crossings of the railroad improvements by proposed project improvements.

2.	Encroachment Agreement from Eagle Rock Field Services, L.P. for those project improvements to the extent such project improvements cross Eagle Rock pipelines as shown on the Survey.

App. C-1 - 3

APPENDIX D: DOCUMENTS & KEY COUNTERPARTIES

Panhandle 1 Transaction

I. B. Material Project Agreements & Key Counterparties

Balance of Plant Agreement:	Balance of Plant Agreement, dated August 19, 2013, between Project Company and M.A. Mortenson Company

Balance of Plant Contractor:	M.A. Mortenson Company

Turbine Supply Agreement:	Contract for the Sale of Power Generation Equipment and Related Services, dated August 19, 2013, between Project Company and General Electric Company

Turbine Supplier:	General Electric Company

Turbine O&M Agreement:	Full Service Agreement, dated August 19, 2013, between Project Company and General Electric International, Inc.

Turbine O&M Provider:	General Electric International, Inc.

Transformer Purchaser Agreements:	(1) Purchase Agreement, dated August 19, 2013, between Project Company and HICO America Sales & Technology, Inc., and (2) Purchase Agreement, dated August 19, 2013, between Project Company and GE-Prolec Transformers, Inc.

Transformer Suppliers:	(1) HICO America Sales & Technology, Inc. and (2) GE-Prolec Transformers, Inc.

Interconnection Agreement:	ERCOT Standard Generation Interconnection Agreement, dated December 19, 2012, between Cross Texas Transmission, LLC and Project Company, as amended by the First Amendment to the ERCOT Standard Generation Interconnection Agreement, dated January 31, 2013, between Transmission Service Provider and Project Company, the Second Amendment to the ERCOT Standard Generation Interconnection Agreement, dated June 21, 2013, between Transmission Service Provider and Project Company, the Third Amendment to the ERCOT Standard Generation Interconnection Agreement, dated August 5, 2013, between Transmission Service Provider and Project Company, the Fourth Amendment to the ERCOT Standard Generation Interconnection Agreement, dated August 14, 2013, between Transmission Service Provider and Project Company, the Fifth Amendment to the ERCOT Standard Generation Interconnection Agreement, dated August 16, 2013, between Transmission Service Provider and Project Company, and the Side Letter to the ERCOT Standard Generation Interconnection Agreement, dated August 16, 2013, between Transmission Service Provider and Project Company.

Transmission Service Provider:	Cross Texas Transmission, LLC

Management, Operations and Maintenance Agreement:	Management, Operation and Maintenance Agreement, dated August 19, 2013, between Project Company and Pattern Operators LP

App. D - 1

O&M Provider:	Pattern Operators LP

Project Administration Agreement:	Project Administration Agreement, dated August 19, 2013, between Project Company and Pattern Operators LP

Project Administrator:	Pattern Operators LP

Energy Hedge Agreement:

(1) ISDA 2002 Master Agreement, dated August 8, 2013, between Citigroup Energy Inc. and Project Company;

(2) ISDA Credit Support Annex to the Schedule to the 2002 ISDA Master Agreement, dated August 8, 2013, between Citigroup Energy Inc. and Project Company;

(3) Amended and Restated Paragraph 13 to the ISDA Credit Support Annex to the Schedule to the 2002 ISDA Master Agreement, dated August 19, 2013, between Citigroup Energy Inc. and Project Company;

(4) Amended and Restated Schedule to the ISDA Master Agreement, dated August 19, 2013, between Citigroup Energy Inc. and Project Company;

(5) Amended & Restated Power Confirmation, dated August 19, 2013, between Citigroup Energy Inc. and Project Company.

Energy Hedge Provider:	Citigroup Energy Inc.

Other Energy Hedge Documents:

Pledge Agreements. (a) Pledge and Security Agreement, dated as of August 19, 2013, by and among the Project Company, Panhandle B Member LLC, and Citigroup Energy Inc.; and (b) Pledge and Security Agreement, dated as of August 19, 2013, by and among the Project Company, Panhandle Alternate B Member LLC, and Citigroup Energy Inc.

Security Agreements. (a) Security Agreement, dated as of August 19, 2013, between the Project Company and Citigroup Energy Inc.; (b) Collateral Agency and Designated Account Control Agreement, dated as of February 25, 2014, by and among Project Company, Tenaska Power Services Co., Credit Agricole Corporate and Investment bank, as first lien agent, Citigroup Energy, Inc., and Union Bank, N.A., as collateral agent, securities intermediary and depository bank; and (c) Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of August 19, 2013, created by the Project Company in favor of Gerald Scott Webberman, as trustee, for the benefit of the Crédit Agricole Corporate and Investment Bank, as collateral agent for the secured parties.

Citigroup Hedge Guarantee. Guarantee, dated as of August 19, 2013, by Citigroup Inc. in favor of the Project Company

QSE Agreement:	Agreement to Provide QSE Services, dated August 19, 2013, between Project Company and Tenaska Power Services Co.

QSE Guarantee:	Guarantee of Tenaska Energy, Inc. and Tenaska Energy Holdings, LLC, dated as of August 19, 2013, in favor of Pattern Panhandle Wind, LLC.

Shared Facilities Agreements:	Cotenancy, Common Facilities and Easement Agreement, dated August 19, 2013, between Project Company and Pattern Panhandle Wind LLC, as amended by that certain Amendment to Cotenancy, Common Facilities and Easement Agreement, dated December 18, 2013 between Project Company and Pattern Panhandle Wind 2 LLC.

Build Out Agreement:	Build-Out Agreement, dated August 19, 2013, between Project Company and Pattern Renewables LP

App. D - 2

Tax Agreements:

Tax Abatement Agreement, effective as of May 15, 2013, between Carson County, Texas and the Company.

Limitation on Appraised Value Agreement, dated as of June 7, 2013, between the Project Company and White Deer Independent School District, a Texas independent school district operating under and subject to the Texas education code.

Limitation on Appraised Value Agreement, dated as of June 7, 2013, between the Company and Panhandle Independent School District, a Texas independent school district operating under and subject to the Texas education code

II. Reports, Other Deliverables and Consultants

Environmental Consultant:	Blanton & Associates, Inc.

Environmental Report:	Blanton & Associates, Inc., Final Phase I Environmental Site Assessment for Pattern Panhandle Wind, Carson County, Texas, dated April 2013

Independent Engineer:	GL Garrad Hassan America, Inc.

Independent Engineer’s Report:	GL Garrad Hassan America, Inc., Technical Due Diligence of the Panhandle Wind Power Project, dated August 15, 2013

Title Company:	Stewart Title Guaranty Company

Title Policy:	Annex 4 of the ECCA is incorporated herein by reference.

Wind Consultant:	GL Garrad Hassan America, Inc.

Wind Energy and Resource Assessment Report:	GL Garrad Hassan America, Inc., Assessment of the Energy Production of the Proposed Panhandle Wind Farm, dated July 25, 2013

Transmission Consultant:	Leidos Engineering LLC (f/k/a SAIC Energy, Environment & Infrastructure, LLC)

Transmission Consultant’s Report:	SAIC Energy, Environment & Infrastructure, LLC, Independent Transmission Assessment, Panhandle Wind Project, August 15, 2013

Cost Segregation Consultant:	An accounting firm of recognizable standing, reasonably acceptable to Panhandle B Member LLC, Panhandle Alternate B Member LLC and the Tax Equity Investors

Cost Segregation Report:	The report of the Cost Segregation Consultant delivered to the Tax Equity Investors pursuant to Section 5.3(y) of the ECCA.

III. Financing Arrangements & Key Counterparties

Construction Loan Agreement:	Construction Loan Financing Agreement, dated as of August 19, 2013, by and among the Company, the financial institutions from time to time party thereto as lenders, Crédit Agricole Corporate and Investment Bank, as the Administrative Agent and the Collateral Agent (each as defined therein), and the other agents and Issuing Banks (as defined therein) party thereto

App. D - 3

Back-Leverage Loan Agreements:	Back-Leverage Financing Agreement, dated as of August 19, 2013 (“Back-Leverage Loan Agreement”), by and among Panhandle B Holdco LLC, a Delaware limited liability company, Bayerische Landesbank, New York Branch, as Administrative Agent and Collateral Agent, and the other agents and Issuing Banks (as defined therein) party thereto, including all “Financing Documents” under and as defined therein (collectively, the “Back-Leverage Loan Agreements”)

IV. Equity and Co-Ownership Arrangements & Key Counterparties

Equity Capital Contribution Agreement:	Equity Capital Contribution Agreement, dated August 19, 2013, by and among the Project Company, Panhandle B Member LLC, Panhandle Alternate B Member LLC, EFS Panhandle Wind, LLC and Citicorp North America, Inc. (as amended in accordance with its terms, “ECCA”)

Tax Equity Investors:	EFS Panhandle Wind, LLC, Citicorp North America, Inc. and One West Bank N.A.

Project Agreement:	Third Amended and Restated Limited Liability Company Agreement of Pattern Panhandle Wind LLC, dated the Closing Date (as amended in accordance with its terms, “Project Agreement”)

Tax Equity Investor Guarantees:

Guaranty, dated as of August 19, 2013, of General Electric Capital Corporation, a Delaware corporation, in favor of the Project Company.

Guaranty, dated as of August 19, 2013, of Citigroup Inc., a Delaware corporation, in favor of the Project Company.

Other Tax Equity Documents:	Assignment and Assumption Agreement, dated April 18, 2014, by and between Citicorp North American, Inc, and OneWest Bank N.A. Pledge Agreement and Security Agreement, dated the Closing Date, by and between the Project Company, Citicorp North America, Inc., and Citigroup Energy, Inc. Pledge Agreement and Security Agreement, dated the Closing Date, by and between the Project Company, EFS Panhandle Wind, LLC, and Citigroup Energy, Inc. Forbearance Agreement, dated the Closing Date, by and between the Project Company, Panhandle B Member LLC, Panhandle Alternate B Member LLC, EFS Panhandle Wind, LLC, Citicorp North America, Inc., and Citigroup Energy, Inc.

Consents:

Consent and Agreement, by and among Pattern Panhandle Wind LLC, General Electric Company, Crédit Agricole Corporate and Investment Bank, as Collateral Agent and Citigroup Energy Inc., dated as of August 19, 2013.

Consent and Agreement, by and among Pattern Panhandle Wind LLC, Pattern Operators LP, Crédit Agricole Corporate and Investment Bank, as Collateral Agent and Citigroup Energy Inc., dated as of August 19, 2013.

Consent and Agreement, by and among Pattern Panhandle Wind LLC, M.A. Mortenson Company, Crédit Agricole Corporate and Investment Bank, as Collateral Agent and Citigroup Energy Inc., dated as of August 19, 2013.

Consent and Agreement, by and among Pattern Panhandle Wind LLC, General Electric International Inc., Crédit Agricole Corporate and Investment Bank, as Collateral Agent and Citigroup Energy Inc., dated as of August 19, 2013.

Consent and Agreement, by and among Pattern Panhandle Wind LLC, HICO America Sales & Technology, Inc., Crédit Agricole Corporate and Investment Bank, as Collateral Agent and Citigroup Energy Inc., dated as of August 19, 2013.

Consent and Agreement, by and among Pattern Panhandle Wind LLC, GE Prolec Transformers, Inc., Crédit Agricole Corporate and Investment Bank, as Collateral Agent and Citigroup Energy Inc., dated as of August 19, 2013.

App. D - 4

Consent and Agreement, by and among Pattern Panhandle Wind LLC, Pattern Renewables LP, Crédit Agricole Corporate and Investment Bank, as Collateral Agent and Citigroup Energy Inc., dated as of August 19, 2013.

Consent and Agreement, by and among Pattern Panhandle Wind LLC, Pattern Panhandle Wind 2 LLC, Crédit Agricole Corporate and Investment Bank, as Collateral Agent and Citigroup Energy Inc., dated as of August 19, 2013.

Consent and Agreement, by and among Pattern Panhandle Wind LLC, Tenaska Power Services Co., Crédit Agricole Corporate and Investment Bank, as Collateral Agent and Citigroup Energy Inc., dated as of August 19, 2013.

Consent and Agreement, by and among Pattern Panhandle Wind LLC, Tenaska Energy, Inc., Tenaska Energy Holdings, LLC, Crédit Agricole Corporate and Investment Bank, as Collateral Agent and Citigroup Energy Inc., dated as of August 19, 2013.

V. Real Estate Documents

Tract 1

Fee Owner: Wade Ritter and Skye Ritter

Easement created pursuant to the following documents: Option Agreement for Easement by and between Tom Holmes, a single man and Babcock & Brown Panhandle Wind LLC, dated August 24, 2007 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement, dated August 24, 2007, recorded November 21, 2007, as Document No. 00001429, Volume 468, Page 38, Official Public Records, Carson County, Texas, as amended by that certain First Amendment to Option Agreement for Easement by and between Carson County Feedyard, LLC, a Texas limited liability company, successor to Tom Holmes, a single man and Pattern Panhandle Wind LLC formerly known as Babcock & Brown Panhandle Wind LLC, dated July 26, 2012, as evidenced of record by that certain First Amendment to Memorandum of Option and Easement, dated July 26, 2012, recorded August 31, 2012, as Document No. 2012-00001097, in Volume 567, Page 67, Official Public Records, Carson County, Texas, and as further amended by that certain Second Amendment to Option Agreement for Easement by and between Carson County Feedyard, LLC, a Texas limited liability company and Pattern Panhandle Wind LLC dated November 26, 2012, as evidenced of record by that certain Second Amendment to Memorandum of Option and Easement, dated November 26, 2012, recorded December 17, 2012, as Document No. 2012-000001642, in Volume 572, Page 218, Official Public Records, Carson County, Texas as assigned to Wade Ritter and wife, Skye Ritter pursuant to that certain Assignment and Assumption Agreement by and between Carson County Feedyard, LLC, a Texas limited liability company as “Assignor” and Wade Ritter and wife, Skye Ritter, as “Assignee” dated April 19, 2013, recorded May 9, 2013, as Document No. 2013-00000676, in Volume 582, Page 174, Official Public Records, Carson County, Texas, and as further amended in that certain unrecorded Third Amendment to Option Agreement for Easement by and between Carson County Feedyard, LLC, a Texas limited liability company, Wade Ritter and wife, Skye Ritter and Pattern Panhandle Wind LLC dated April 19, 2013. The exercise of the option granted in the Option Agreement, as amended, being

App. D - 5

evidenced by that certain Notice of Exercise of Option (Partial Exercise) dated July 24, 2013, executed by Pattern Panhandle Wind LLC, recorded July 25, 2013, as Document No. 2013-00001051, in Volume 587, Page 68, Official Public Records, Carson County, Texas and as amended, being evidenced by that certain Amended and Restated Notice of Exercise of Option (Partial Exercise) dated August 14, 2013, executed by Pattern Panhandle Wind LLC, recorded August 14, 2013, as Document No. 2013-00001203, in Volume 589, Page 233, Official Public Records, Carson County, Texas.

Tract 2

Fee Owner: Jane Eller

Easement created pursuant to the following documents: Option Agreement for Easement by and between B.R. Eller and wife, Jane Eller and Babcock & Brown Panhandle Wind LLC, dated November 15, 2007 (“Option Agreement”), as evidenced by that certain unrecorded Memorandum of Option and Easement, dated November 15, 2007, as amended by that certain First Amendment to Option Agreement for Easement by and between Jane Eller and Pattern Panhandle Wind LLC, formerly known as Babcock & Brown Panhandle Wind LLC dated November 12, 2012, as evidenced of record by that certain First Amendment to Memorandum of Option and Easement dated November 12, 2012, recorded November 21, 2012, as Document No. 2012-00001547, in Volume 571, Page 173, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, as amended, being evidenced by that certain Notice of Exercise of Option dated July 23, 2013, executed by Pattern Panhandle Wind LLC, recorded July 24, 2013, as Document No. 2013-00001034, in Volume 586, Page 488, Official Public Records, Carson County, Texas.

Tract 3

Fee Owner: Phyllis E. Prendergast

Easement created pursuant to the following documents: Option Agreement for Easement by and between Phyllis E. Prendergast and Babcock & Brown Panhandle Wind LLC, dated February 13, 2007 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement dated February 13, 2007, recorded April 11, 2007, as Document No. 00000425, in Volume 448, Page 242, Official Public Records, Carson County, Texas, as amended by that certain First Amendment to Option Agreement for Easement by and between Phyllis E. Prendergast and Pattern Panhandle Wind LLC, formerly known as Babcock & Brown Panhandle Wind LLC dated November 26, 2012, as evidenced of record by that certain First Amendment to Memorandum of Option and Easement dated November 26, 2012, recorded December 17, 2012, as Document No. 2012-00001639, in Volume 572, Page 199, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, as amended, being evidenced by that certain Notice of Exercise of Option dated July 23, 2013, executed by Pattern Panhandle Wind LLC, recorded July 24, 2013, as Document No. 2013-00001035, in Volume 586, Page 493, Official Public Records, Carson County, Texas.

Tract 4

Fee Owner: McPherson College, a Kansas not for profit corporation

Easement created pursuant to the following documents: Option Agreement for Easement by and between McPherson College, a Kansas not for profit corporation and Pattern Panhandle Wind LLC, dated February 21, 2013(“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement dated February 21, 2013, recorded, March 7, 2013, as Document No. 2013-00000305, in Volume 577, Page 88, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise of Option dated July 23, 2013, executed by Pattern Panhandle Wind LLC, recorded July 24, 2013, as Document No. 2013-00001036, in Volume 586, Page 497, Official Public Records, Carson County, Texas.

App. D - 6

Tract 5

Fee Owner: Allene Stovall and Eula Mae Stovall

Easement created pursuant to the following documents: Option Agreement for Easement by and between Allene Stovall, individually and as Attorney-in-Fact for Eula Mae Stovall and Babcock & Brown Panhandle Wind LLC, dated February 9, 2007 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement, dated February 9, 2007, recorded April 11, 2007, as Document No. 00000438, in Volume 448, Page 296, Official Public Records, Carson County, Texas as amended by that certain First Amendment to Option Agreement for Easement by and between Allene Stovall, individually and as Attorney-in-Fact for Eula Mae Stovall and Pattern Panhandle Wind LLC formerly known as Babcock & Brown Panhandle Wind LLC, dated May 4, 2012, as evidenced of record by that certain First Amendment to Memorandum of Option and Easement, dated May 4, 2012, recorded May 17, 2012, as Document No. 2012-00000596, in Volume 560, Page 185, Official Public Records, Carson County, Texas, and re-recorded July 6, 2012, as Document No. 2012-00000816, in Volume 563 Page 304, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, as amended, being evidenced by that certain Notice of Exercise of Option (Partial Exercise) dated July 24, 2013, executed by Pattern Panhandle Wind LLC, recorded July 25, 2013, as Document No. 2013-00001052, in Volume 587, Page 74, Official Public Records, Carson County, Texas.

Tract 6

Fee Owner: Simms & Son Inc., a Texas corporation

Easement created pursuant to the following documents: Option Agreement for Easement by and between Simms and Son, Inc., a Texas corporation and Babcock & Brown Panhandle Wind LLC, dated March 16, 2007 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement dated March 16, 2007 recorded April 11, 2007, as Document No. 00000424, in Volume 448, Page 237, Official Public Records, Carson County, Texas, as amended by that certain First Amendment to Option Agreement for Easement by and between Simms and Son Inc., a Texas corporation and Pattern Panhandle Wind LLC formerly known as Babcock & Brown Panhandle Wind LLC, dated May 4, 2012, as evidenced of record by that certain First Amendment to Memorandum of Option and Easement dated May 4, 2012, recorded May 17, 2012, as Document No. 2012-00000595, in Volume 560, Page 177, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, as amended, being evidenced by that certain Notice of Exercise of Option (Partial Exercise) dated July 24, 2013, executed by Pattern Panhandle Wind LLC, recorded July 25, 2013, as Document No. 2013-00001057, in Volume 587, Page 95, Official Public Records, Carson County, Texas.

Tract 6A

Fee Owner: Pattern Panhandle Wind LLC

Special Warranty Deed from Simms and Son, Inc. to Pattern Panhandle Wind LLC dated August 7, 2013, recorded August 12, 2013, as Document No. 2013-00001184, in Volume 589, Page, 63, Official Public Records, Carson County, Texas.

App. D - 7

Tract 6B

Fee Owner: Simms & Son Inc., a Texas corporation

Commitment 10415CC

Laydown Area Lease by and between Simms and Son, Inc. and Pattern Panhandle Wind LLC dated May 10, 2013, as evidenced of record by that certain Memorandum of Laydown Area Lease dated May 10, 2013, recorded May 31, 2013, as Document No. 2013-00000797, in Volume 583, Page 425, Official Public Records’ Carson County, Texas.

Tract 7

Fee Owner: Freda Kelly Woodburn

Easement created pursuant to the following documents: Option Agreement for Easement by and between Freda Woodburn and husband Charles R. Woodburn and Babcock & Brown Panhandle Wind LLC, dated April 24, 2007 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement dated April 24, 2007, recorded May 3, 2007, as Document No. 00000565, in Volume 451, Page 52, Official Public Records, Carson County, Texas, as amended by that certain First Amendment to Option Agreement for Easement by and between Freda Woodburn, a married woman, not joined by her husband Charles R. Woodburn, as the property dealt with is her sole and separate property and Pattern Panhandle Wind LLC formerly known as Babcock & Brown Panhandle Wind LLC, dated December 4, 2012, as evidenced of record by that certain First Amendment to Memorandum of Option and Easement, dated December 4, 2012, recorded December 17, 2012, as Document No. 2012-00001644, in Volume 572, Page 231, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, as amended, being evidenced by that certain Notice of Exercise of Option dated July 23, 2013, executed by Pattern Panhandle Wind LLC, recorded July 24, 2013, as Document No. 2013-00001037, in Volume 587, Page 1, Official Public Records, Carson County, Texas.

Tract 8

Fee Owner: Sam Hale and Sylvia Hale

Easement created pursuant to the following documents: Option Agreement for Easement by and between Sam Hale and wife, Sylvia Hale and Pattern Panhandle Wind LLC, dated June 11, 2013 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement, dated June 11, 2013, recorded June 18, 2013, as Document No. 2013-00000880, in Volume 584, Page 472, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise of Option dated July 23, 2013, executed by Pattern Panhandle Wind LLC, recorded July 24, 2013, as Document No. 2013-00001038, in Volume 587, Page 9, Official Public Records, Carson County, Texas.

Tract 9

Fee Owner: Max Helen Harrison Millican, individually and as Independent Executor to the Estate of Max Helen Pickens Harrison, Deceased, as to a 5/6 interest

Wendellyn Max Mixson Allen as to a 1/6 interest

Easement created pursuant to the following documents: Option Agreement for Easement by and between Max Helen Harrison and Lynn Mixson Allen, each dealing in her sole and separate property and Babcock & Brown Panhandle Wind LLC, dated March 9, 2007 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement dated March 9, 2007, recorded May 1, 2008, as Document No. 2008-00000610, in Volume 480, Page 190, Official Public Records, Carson County, Texas, as amended by that certain First Amendment to Option Agreement for Easement by and between Max Helen Harrison and Lynn Mixson Allen and Pattern Panhandle Wind LLC, formerly known as Babcock & Brown Panhandle Wind LLC dated May 4, 2012, as evidenced of record by that certain First Amendment to Memorandum of Option and Easement dated May 4, 2012, recorded May 17, 2012, as Document No. 2012-00000593, in Volume 560, Page 164, Official Public

App. D - 8

Records, Carson County, Texas, as further amended by that certain Second Amendment to Option Agreement for Easement and Second Amendment to Memorandum of Option and Easement by and between Max Helen Harrison Millican, individually and as Independent Executor of the Estate of Max Helen Pickens Harrison, Deceased as to an undivided 5/6 interest and Wendellyn Max Mixson Allen a/k/a Lynn Mixson Allen, as to an undivided 1/6 interest and Pattern Panhandle Wind LLC dated April 25, 2013, recorded May 9, 2013, as Document No. 2013-00000677, Volume 582, Page 183, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, as amended, being evidenced by that certain Notice of Exercise of Option dated July 23, 2013, executed by Pattern Panhandle Wind LLC, recorded July 24, 2013, as Document No. 2013-00001039, in Volume 587, Page 15, Official Public Records, Carson County, Texas.

Tract 10

Fee Owner: Joe Ed Crawford, Jr.

Easement created pursuant to the following documents: Option Agreement for Easement by and between Joe Ed Crawford, Jr. dealing in his sole and separate property and Babcock & Brown Panhandle Wind LLC, dated August 3, 2007 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement, dated August 3, 2007, recorded November 21, 2007, as Document No. 00001431, in Volume 468, Page 46, Official Public Records, Carson County, Texas, as amended by that certain First Amendment to Option Agreement for Easement by and between Joe Ed Crawford, Jr. dealing in his sole and separate property and Pattern Panhandle Wind LLC formerly known as Babcock & Brown Panhandle Wind LLC, dated July 31, 2012, as evidenced of record by that certain First Amendment to Memorandum of Option and Easement dated July 31, 2012, recorded August 31, 2012, as Document No. 2012-00001098, in Volume 567, Page 73, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, as amended, being evidenced by that certain Notice of Exercise of Option dated July 23, 2013, executed by Pattern Panhandle Wind LLC, recorded July 24, 2013, as Document No. 2013-00001040, in Volume 587, Page 20, Official Public Records, Carson County, Texas.

Tract 11

Fee Owner: Tommie Thornburg

Easement created pursuant to the following documents: Option Agreement for Easement by and between Tommie A. Thornburg and Guy D. Thornburg, Jr. and Babcock & Brown Panhandle Wind LLC, dated July 9, 2007 (“Option Agreement”), as amended by that certain First Amendment to Option Agreement for Easement by and between Tommie A. Thornburg and Pattern Panhandle Wind LLC formerly known as Babcock & Brown Panhandle Wind LLC, dated June 29, 2012, as evidenced of record by that certain Memorandum of Option and Easement dated June 29, 2012, recorded July 16, 2012, as Document No. 2012-00000854, in Volume 564, Page 90, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, as amended, being evidenced by that certain Notice of Exercise of Option dated July 23, 2013, executed by Pattern Panhandle Wind LLC, recorded July 24, 2013, as Document No. 2013-00001041, in Volume 587, Page 25, Official Public Records, Carson County, Texas.

Tract 12

Fee Owner: Jack Ramey and Susan Ramey, husband and wife, as to an undivided interest, and Dan Thomas Ramey, as his sole and separate property, as to an undivided interest

Easement created pursuant to the following documents: Option Agreement for Easement by and between Jack Ramey and Susan Ramey, husband and wife, and Babcock & Brown Panhandle Wind LLC, dated February 9, 2007 (“Option Agreement”), as evidenced of record by that certain

App. D - 9

Memorandum of Option and Easement dated February 9, 2007, recorded April 11, 2007, as Document No. 00000436, in Volume 448, Page 288, Official Public Records, Carson County, Texas, as amended by that certain First Amendment to Option and Agreement for Easement by and between Jack Ramey and Susan Ramey, husband and wife and Pattern Panhandle Wind LLC, formerly known as Babcock & Brown Panhandle Wind LLC, dated May 22, 2012, as evidenced of record by that certain First Amendment to Memorandum of Option and Easement dated May 22, 2012, recorded June 11, 2012, as Document No. 2012-00000698, in Volume 562, Page 108, Official Public Records, Carson County, Texas, and as further amended by that certain Second Amendment to Option Agreement for Easement and Second Amendment to Memorandum of Option and Easement by and between Jack Ramey and Susan Ramey, husband and wife, as to an undivided interest, and Dan Thomas Ramey, as his sole and separate property, as to an undivided interest and Pattern Panhandle Wind LLC, dated March 13, 2013, recorded March 21, 2013, as Document No. 2013-00000407, in Volume 578, Page 243, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, as amended, being evidenced by that certain Notice of Exercise of Option dated July 23, 2013, executed by Pattern Panhandle Wind LLC, recorded July 24, 2013, as Document No. 2013-00001042, in Volume 587, Page 30, Official Public Records, Carson County, Texas.

Tract 13

Fee Owner: Jerry D. Biggs and Judy Biggs

Easement created pursuant to the following documents: Option Agreement for Easement by and between Jerry Biggs a/k/a Jerry Davis Biggs a/k/a Jerry D. Biggs and wife, Judy Biggs and Babcock & Brown Panhandle Wind LLC, dated March 27, 2007 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement dated March 27, 2007, recorded April 11, 2007, as Document No. 00000420, in Volume 448, Page 221, as amended by that certain First Amendment to Option Agreement for Easement by and between Jerry Biggs a/k/a Jerry Davis Biggs a/k/a Jerry D. Biggs and wife, Judy Biggs , a/k/a Judy L. Biggs and Pattern Panhandle Wind LLC, formerly known as Babcock & Brown Panhandle Wind LLC, dated April 12, 2012, as evidenced of record by that certain First Amendment to Memorandum of Option and Easement, dated April 12, 2012, recorded May 17, 2012, as Document No. 2012-00000589, in Volume 560, Page 137, Official Public Records, Carson County, Texas; as further amended by that certain Second Amendment to Option Agreement for Easement by and between Jerry Biggs, a/k/a Jerry Davis Biggs, a/k/a Jerry D. Biggs and wife, Judy. Biggs, a/k/a Judy L. Biggs and Pattern Panhandle Wind LLC, dated November 30, 2012, as evidenced of record by that certain Second Amendment to Memorandum of Option and Easement dated November 30, 2012, recorded December 17, 2012, as Document No. 2012-00001641, in Volume 572, Page 211, Official Public Records, Carson County, Texas; and as further amended by that certain Third Amendment to Option Agreement for Easement by and between Jerry Biggs, a/k/a Jerry Davis Biggs, a/k/a Jerry D. Biggs and wife, Judy. Biggs, a/k/a Judy L. Biggs and Pattern Panhandle Wind LLC, dated March 6, 2013, as evidenced of record by that certain Third Amendment to Memorandum of Option and Easement dated March 6, 2013, recorded March 21, 2013, as Document No. 2013-00000404, in Volume 578, Page 224, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, as amended, being evidenced by that certain Notice of Exercise of Option (Partial Exercise) dated July 24, 2013 executed by Pattern Panhandle Wind LLC, recorded July 25, 2013, as Document No. 2013-00001058, in Volume 587, Page 103, Official Public Records, Carson County, Texas.

App. D - 10

Tract 14

Fee Owner: DCB Prewit Farm LLC, a Texas limited liability company

Easement created pursuant to the following documents: Option Agreement for Easement by and between The Rex D. Prewit 1991 Trust and Babcock & Brown Panhandle Wind LLC, dated April 13, 2007 (“Option Agreement”), as amended by that certain First Amendment to Option Agreement for Easement by and between DCB Prewit Farm L.L.C., a Texas limited liability company and Pattern Panhandle Wind LLC, formerly known as Babcock & Brown Panhandle Wind LLC dated August 13, 2012, as evidenced of record by that certain Memorandum of Option and Easement dated August 13, 2012, recorded August 31, 2012, as Document No. 2012-00001096, in Volume 567, Page 57, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement,being evidenced by that certain Notice of Exercise of Option dated July 24, 2013, executed by Pattern Panhandle Wind LLC, recorded July 25, 2013, as Document No. 2013-00001053, in Volume 587, Page 78, Official Public Records, Carson County, Texas.

Tract 14A

Fee Owner: Pattern Panhandle Wind LLC

Special Warranty Deed from DCB Prewit Farm L.L.C. to Pattern Panhandle Wind LLC dated August 8, 2013, recorded August 13, 2013 in Volume 589, Page 102, Official Public Records, Carson County, Texas.

Tract 15

Fee Owner: Mark R. Urbanczyk and Sheri Urbanczyk

Easement created pursuant to the following documents: Option Agreement for Easement by and between Mark R. Urbanczyk and wife, Sheri Urbanczyk and Babcock & Brown Panhandle Wind, LLC, dated April 2, 2007 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement dated April 2, 2007, recorded April 17, 2007, as Document No. 00000481, in Volume 449, Page 148, Official Public Records, Carson County, Texas, as amended by that certain First Amendment to Option Agreement for Easement by and between Mark R. Urbanczyk and wife, Sheri Urbanczyk and Pattern Panhandle Wind LLC formerly known as Babcock & Brown Panhandle Wind LLC dated February 20, 2013, as evidenced of record by that certain First Amendment to Memorandum of Option and Easement dated February 20, 2013, recorded March 7, 2013, as Document No. 2013-00000307, in Volume 577, Page 100, Official Public Records, Carson County, Texas; as further amended by that certain Second Amendment to Option Agreement for Easement and Second Amendment to Memorandum of Option and Easement by and between Mark R. Urbanczyk and Sheri Urbanczyk and Pattern Panhandle Wind LLC dated July 25, 2013, recorded July 26, 2013 as Document No. 2013-00001074, in Volume 587, Page 206, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, as amended, being evidenced by that certain Notice of Exercise of Option (Partial Exercise) dated July 29, 2013, executed by Pattern Panhandle Wind LLC, recorded July 30, 2013, as Document No. 2013-00001098, in Volume 587, Page 47, Official Public Records, Carson County, Texas.

Tract 16

Fee Owner: Randell L. Stalls

Easement created pursuant to the following documents: Option Agreement for Easement by and between Randell L. Stalls and wife, Barbara Stalls and Babcock & Brown Panhandle Wind LLC, dated August 13, 2007 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement, dated August 13, 2007, recorded November 21, 2007, as Document No. 00001428, in Volume 468, Page 34, Official Public Records, Carson County, Texas, as amended by that certain First Amendment to Option Agreement for Easement by and between Randell L. Stalls and wife, Barbara Stalls and Pattern Panhandle Wind LLC, formerly known as Babcock & Brown Panhandle Wind LLC, dated September 10, 2012, as evidenced of record by that certain First Amendment to Memorandum of Option and Easement dated September 10, 2012, recorded September 14, 2012, as Document No. 2012-00001131,

App. D - 11

in Volume 567, Page 271, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, as amended, being evidenced by that certain Notice of Exercise of Option dated July 23, 2013, executed by Pattern Panhandle Wind LLC, recorded July 24, 2013, as Document No. 2013-00001043, in Volume 587, Page 34, Official Public Records, Carson County, Texas.

Tract 17

Fee Owner: Kotara Farms, Inc., a Texas corporation

Easement created pursuant to the following documents: Option Agreement for Easement by and between Kotara Farms, Inc., a Texas corporation and Babcock & Brown Panhandle Wind LLC, dated August 3, 2007 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement, dated August 3, 2007, recorded November 21, 2007, as Document No. 00001432, in Volume 468, Page 50, Official Public Records, Carson County, Texas, as amended by that certain First Amendment to Option Agreement for Easement by and between Kotara Farms, Inc., a Texas corporation and Pattern Panhandle Wind LLC, formerly known as Babcock & Brown Panhandle Wind LLC, dated September 10, 2012, as evidenced of record by that certain First Amendment to Memorandum of Option and Easement, dated September 10, 2012, recorded September 14, 2012, as Document No. 2012-00001130, in Volume 567, Page 265, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, as amended, being evidenced by that certain Notice of Exercise of Option dated July 23, 2013, executed by Pattern Panhandle Wind LLC, recorded July 24, 2013, as Document No. 2013-00001044, in Volume 587, Page 39, Official Public Records, Carson County, Texas.

Tract 18

Fee Owner: Lloyd B. Sherrod Trustee and Judith E. Sherrod Trustee of The SFR Trust, a Texas revocable living trust

Easement created pursuant to the following documents: Option Agreement for Easement by and between Lloyd B. Sherrod and wife, Judith E. Sherrod and Babcock & Brown Panhandle Wind LLC, dated January 29, 2008 (“Option Agreement”), as evidenced by that certain unrecorded Memorandum of Option and Easement dated January 29, 2008, as amended by that certain First Amendment to Option Agreement for Easement by and between Lloyd B. Sherrod and wife, Judith E. Sherrod and Pattern Panhandle Wind LLC, formerly known as Babcock & Brown Panhandle Wind LLC, dated January 22, 2013, as evidenced of record by that certain First Amendment to Memorandum of Option and Easement dated January 22, 2013, recorded February 5, 2013, as Document No. 2013-00000177, in Volume 575, Page 337, Official Public Records, Carson County, Texas, as further amended by that certain Second Amendment to Option Agreement for Easement by and between Lloyd B. Sherrod and Judith E. Sherrod, Trustees of the SFR Trust, a Texas revocable living trust and Pattern Panhandle Wind LLC dated April 25, 2013, as evidenced of record by that certain Second Amendment to Memorandum of Option and Easement dated April 25, 2013, recorded May 9, 2013, as Document No. 2013-00000678, in Volume 582, Page 191, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise of Option (Partial Exercise) dated July 23, 2013, executed by Pattern Panhandle Wind LLC, recorded July 24, 2013, as Document No. 2013-00001045, in Volume 587, Page 43, Official Public Records, Carson County, Texas.

App. D - 12

Tract 19

Fee Owner: Lewis W. Powers and wife, Tommie Kay Powers and Kevin Powers and wife, Jowannah Anjannett Powers

Easement created pursuant to the following documents: Option Agreement for Easement by and between Lewis W. Powers and wife, Tommie Kay Powers and Kevin Powers and wife, Jowannah Anjannett Powers and Babcock & Brown Panhandle Wind LLC, dated February 20, 2007 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement dated February 20, 2007, recorded April 11, 2007, as Document No. 00000440, in Volume 449, Page 5, Official Public Records, Carson County, Texas, as amended by that certain First Amendment to Option Agreement for Easement by and between Lewis W. Powers and wife, Tommie Kay Powers and Kevin Powers and wife, Jowannah Anjannett Powers and Pattern Panhandle Wind LLC formerly known as Babcock & Brown Panhandle Wind LLC, dated December 31, 2012, as evidenced of record by that certain First Amendment to Memorandum of Option and Easement dated December 31, 2012, recorded January 11, 2013, as Document No. 2013-00000056, in Volume 574, Page 99, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, as amended, being evidenced by that certain Notice of Exercise of Option dated July 23, 2013, executed by Pattern Panhandle Wind LLC, recorded July 24, 2013, as Document No. 2013-00001046, in Volume 587, Page 47, Official Public Records, Carson County, Texas.

Tract 20

Fee Owner: Dorothy E. Broadaway

Easement created pursuant to the following documents: Option Agreement for Easement by and between Dorothy Broadaway and Babcock & Brown Panhandle Wind LLC, dated April 4, 2007 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement, dated April 4, 2007, recorded April 17, 2007, as Document No. 00000483, in Volume 449, Page 157, Official Public Records, Carson County, Texas, as amended by that certain First Amendment to Option Agreement for Easement by and between Dorothy Broadaway and Pattern Panhandle Wind LLC formerly known as Babcock & Brown Panhandle Wind LLC, dated May 4, 2012, as evidenced of record by that certain First Amendment to Memorandum of Option and Easement dated May 4, 2012, recorded May 17, 2012, as Document No. 2012-00000591, in Volume 560, Page 151, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, as amended, being evidenced by that certain Notice of Exercise of Option dated July 23, 2013, executed by Pattern Panhandle Wind LLC, recorded July 24, 2013, as Document No. 2013-00001047, in Volume 587, Page 51, Official Public Records, Carson County, Texas.

Tract 21

Fee Owner: Marvin L. Urbanczyk, as to Parcel 1

Marvin L. Urbanczyk and Janet Urbanczyk, as to Parcel 3

Easement created pursuant to the following documents: Option Agreement for Easement by and between Marvin L. Urbanczyk and wife, Janet Urbanczyk and Babcock & Brown Panhandle Wind LLC, dated April 2, 2007 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement, dated April 2, 2007, recorded April 17, 2007, as Document No. 00000482, in Volume 449, Page 153, Official Public Records, Carson County, Texas, as amended by that certain First Amendment to Option Agreement for Easement by and between Marvin L. Urbanczyk and wife, Janet Urbanczyk and Pattern Panhandle Wind LLC formerly known as Babcock & Brown Panhandle Wind LLC, dated May 4, 2012, as evidenced of record by that certain First Amendment to Memorandum of Option and Easement, dated May 4, 2012, recorded May 17, 2012, as Document No. 2012-00000598, in Volume 560, Page 198, Official Public Records, Carson County, Texas, and as further amended by that certain Second Amendment to Option Agreement for Easement by and between Marvin L. Urbanczyk and wife, Janet Urbanczyk and J&M Urbanczyk Family Limited Partnership, a Texas limited partnership and Pattern Panhandle Wind LLC, dated April 4, 2013, as evidenced of record by that certain Second Amendment to Memorandum of Option and Easement,

App. D - 13

dated April 4, 2013, recorded April 24, 2013, as Document No. 2013-00000581, in Volume 581, Page 16, Official Public Records, Carson County, Texas; and as further amended by that certain Third Amendment to Option Agreement for Easement and Third Amendment to Memorandum of Option and Easement by and between Marvin L. Urbanczyk and wife, Janet Urbanczyk and J&M Urbanczyk Family Limited Partnership, a Texas limited partnership and Pattern Panhandle Wind LLC dated July 31, 2013, recorded August 1, 2013, as Document No. 2013-00001117, in Volume 588, Page 65. The exercise of the option granted in the Option Agreement, as amended, being evidenced by that certain Notice of Exercise of Option dated August 1, 2013, executed by Pattern Panhandle Wind LLC, recorded August 2, 2013, as Document No. 2013-00001135, in Volume 588, Page 209, Official Public Records, Carson County, Texas.

Tract 22

Fee Owner: Carson County Gin LP, a Texas limited partnership

Easement created pursuant to the following documents: Option Agreement and Easement Agreement for Transmission Line Easement by and between Carson County Gin, LP, a Texas limited partnership and Pattern Panhandle Wind LLC, dated April 10, 2013 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement, dated April 10, 2013, recorded May 9, 2013, as Document No. 2013-00000680, in Volume 582, Page 204, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise of Option dated July 24, 2013, executed by Pattern Panhandle Wind LLC, recorded July 25, 2013, as Document No. 2013-00001054, in Volume 587, Page 82, Official Public Records, Carson County, Texas.

Tract 23

Fee Owner: Shawn A. Craig, individually, a married man, not joined by his spouse, as his sole and separate property and Torey J. Craig, individually, a single man, as his sole and separate property

Easement created pursuant to the following documents: Option Agreement and Easement Agreement by and between Shawn A. Craig, individually, a married man, not joined herein by his spouse, as his sole and separate property and Torey J. Craig, individually, a single man, as his sole and separate property, and Pattern Panhandle Wind LLC, dated May 15, 2013 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement dated May 15, 2013, recorded May 31, 2013, as Document No. 2013-00000803, in Volume _583, Page 465, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise of Option dated July 24, 2013, executed by Pattern Panhandle Wind LLC, recorded July 25, 2013, as Document No. 2013-00001055, in Volume 587, Page 86, Official Public Records, Carson County, Texas

Tract 24

Fee Owner: Stephen Warminski

Parcel 1

Easement created pursuant to the following documents: Option Agreement and Easement Agreement for Transmission Line Easement by and between Stephen Warminski and Bonnye Warminski, husband and wife and Pattern Panhandle Wind LLC dated July 30, 2013 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement dated July 30, 2013, recorded July 30, 2013, as Document No. 2013-00001113, in Volume 588, Page 36, Official Public Records, Carson County, Texas, and re-recorded August 2, 2013, as Document No. 2013-00001134, in Volume 588, Page 200, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise of Option dated August 6, 2013, executed by Pattern Panhandle Wind LLC, recorded August 7, 2013, as Document No. 2013-00001151, in Volume 588, Page 310, Official Public Records, Carson County, Texas.

App. D - 14

Parcel 2:

Laydown Area Lease by and between Stephen Warminski and Bonnye Warminski, husband and wife, and their respective heirs, assigns and successors, and Pattern Panhandle Wind LLC dated July 30, 2013, as evidenced of record by that certain Memorandum of Laydown Area Lease dated July 30, 2013, , recorded July 31, 2013, as Document No. 2013-00001112, in Volume 588, Page 27, Official Public Records, Carson County, Texas and re-recorded on August 2, 2013, as Document No. 2013-00001133, in Volume 588, Page 190, Official Public Records, Carson County, Texas.

Tract 25

Fee Owner: John Homen and Tonya Homen

Easement created pursuant to the following documents: Option Agreement and Easement Agreement for Transmission Line Easement by and between John Homen and Tonya Homen and Pattern Panhandle Wind LLC, dated June 28, 2013 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement dated June 28, 2013, recorded July 5, 2013, as Document No. 2013-00000948 in Volume 585, Page 498, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise of Option dated August 1, 2013, executed by Pattern Panhandle Wind LLC, recorded August 2, 2013, as Document No. 2013-00001130, in Volume 588, Page 180, Official Public Records, Carson County, Texas.

Tract 26

Fee Owner: Jeri L. Blodgett

Easement created pursuant to the following documents: Option Agreement for Easement by and between Jeri L. Blodgett and Babcock & Brown Panhandle Wind LLC, dated September 25, 2007 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement, dated September 25, 2007, recorded November 21, 2007, as Document No. 00001430, in Volume 468, Page 42, Official Public Records, Carson County, Texas, as amended by that certain First Amendment to Option Agreement for Easement by and between Jeri L. Blodgett and Pattern Panhandle Wind LLC, formerly known as Babcock & Brown Panhandle Wind LLC, dated January 4, 2013, as evidenced of record by that certain First Amendment to Memorandum of Option and Easement dated January 4, 2013, recorded January 11, 2013, as Document No. 2013-00000055, in Volume 574, Page 93, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, as amended, being evidenced by that certain Notice of Exercise of Option (Partial Exercise) dated August 6, 2013, executed by Pattern Panhandle Wind LLC, recorded August 7, 2013, as Document No. 2013-00001153, in Volume 588, Page 318, Official Public Records, Carson County, Texas.

Tract 27 Intentionally Deleted from Project

Tract 28

Fee Owner: Dudley and Cindy Pohnert

Easement created pursuant to the following documents: Option Agreement for Easement by and between Dudley Pohnert and Cindy Pohnert, husband and wife and Pattern Panhandle Wind LLC dated January 30, 2013 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement dated January 30, 2013, recorded February 5, 2013, as Document No. 2013-00000178,

App. D - 15

in Volume 575, Page 344, Official Public Records, Carson County, Texas; as amended by that certain First Amendment to Option Agreement for Easement dated February 20, 2013 by and between Dudley Pohnert and Cindy Pohnert, husband and wife and Pattern Panhandle Wind LLC, as evidenced of record by that certain First Amendment to Memorandum of Option and Easement dated February 20, 2013, and recorded March 7, 2013, as Document No. 2013-00000306, in Volume 577, Page 94, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise of Option dated July 23, 2013, executed by Pattern Panhandle Wind LLC, recorded July 24, 2013, as Document No. 2013-00001048, in Volume 587, Page 55, Official Public Records, Carson County, Texas, and Amended and Restated Notice of Exercise of Option dated August 1, 2013, executed by Pattern Panhandle Wind LLC, recorded August 2, 2013, as Document No. 2013-0001136, in Book 588, Page 216, Official Public Records, Carson County, Texas.

Tract 29

Fee Owner: Brett Lee Bamert, as Trustee of the Brett Lee Bamert 2012 Trust

Easement created pursuant to the following documents: Option Agreement for Easement by and between Brett Lee Bamert, Trustee of The Brett Lee Bamert 2012 Trust and Pattern Panhandle Wind LLC, dated March 4, 2013 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement dated March 4, 2013, recorded March 21, 2013 as Document No. 2013-00000406, in Volume 578, Page 237, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise of Option dated July 23, 2013, executed by Pattern Panhandle Wind LLC, recorded July 24, 2013, as Document No. 2013-00001049, in Volume 587, Page 60, Official Public Records, Carson County, Texas.

Tract 30

Fee Owner: Freeman Bros Inc., a Texas corporation

Easement created pursuant to the following documents: Option Agreement for Easement by and between Freeman Bros., Inc., a Texas corporation and Babcock & Brown Panhandle Wind LLC, dated June 13, 2007 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement dated June 13, 2007, recorded November 21, 2007, as Document No. 00001434, in Volume 468, Page 58, Official Public Records, Carson County, Texas, as amended by that certain First Amendment to Option Agreement for Easement by and between Freeman Bros., Inc., a Texas corporation and Pattern Panhandle Wind LLC formerly known as Babcock & Brown Panhandle Wind LLC, dated June 29, 2012, as evidenced of record by that certain First Amendment to Memorandum of Option and Easement dated June 29, 2012, recorded July 16, 2012, as Document No. 2012-00000855, in Volume 564, Page 97, Official Public Records, Carson County, Texas, and as further amended by that certain Second Amendment to Option Agreement for Easement and Second Amendment to Memorandum of Option and Easement dated February 20, 2013, recorded March 7, 2013 as Document No. 2013-00000304, in Volume 577, Page 82, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, as amended, being evidenced by that certain Notice of Exercise of Option dated July 23, 2013, executed by Pattern Panhandle Wind LLC, recorded July 24, 2013, as Document No. 2013-00001050, in Volume 587, Page 64, Official Public Records, Carson County, Texas.

App. D - 16

Tract 31

Fee Owner: Doris Metcalf Gabel

Easement created pursuant to the following documents: Option Agreement for Easement by and between Doris Gabel and Babcock & Brown Panhandle Wind LLC, dated June 15, 2007 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement dated June 15, 2007, recorded November 21, 2007, as Document No. 00001427, in Volume 468, Page 30, Official Public Records, Carson County, Texas, as amended by that certain First Amendment to Option Agreement for Easement by and between Doris Gabel and Pattern Panhandle Wind LLC formerly known as Babcock & Brown Panhandle Wind LLC, dated November 12, 2012, as evidenced of record by that certain First Amendment to Memorandum of Option and Easement, dated November 12, 2012, recorded December 17, 2012, as Document No. 2012-00001640, in Volume 572, Page 205, Official Public Records, Carson County, Texas; as further amended by that certain Second Amendment to Option Agreement for Easement and Second Amendment to Memorandum of Option and Easement by and between Doris Gabel and Pattern Panhandle Wind, LLC, dated August 5, 2013, recorded August 6, 2013, as Document No. 2013-00001149, in Volume 588, Page 298, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, as amended, being evidenced by that certain Notice of Exercise of Option dated August 7, 2013 executed by Pattern Panhandle Wind LLC, recorded August 8, 2013 as Document No. 2013-00001164, in Volume 588, Page 355, Official Public Records, Carson County, Texas.

Tract 31A

Fee Owner: Doris Metcalf Gabel

Aerial Easement Agreement by and between Doris Gabel and Pattern Panhandle Wind LLC LLC, dated April 23, 2013, recorded May 31, 2013, as Document No. 2013-00000802, in Volume 583, Page 457, Official Public Records, Carson County, Texas.

Tract 32

Fee Owner: John Lawrence Stephens and Mary Kay Stephens

Easement created pursuant to the following documents: Option Agreement and Easement Agreement for Underground Transmission Line Easement by and between John Lawrence Stephens and Mary Kay Stephens, husband and wife and Pattern Panhandle Wind LLC dated April 26, 2013 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement dated April 26, 2013, recorded May 9, 2013 as Document No. 2013-0000681, in Volume 582, Page 210, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement being evidenced by that certain Notice of Exercise of Option dated July 24, 2013, executed by Pattern Panhandle Wind LLC, recorded July 25, 2013, as Document No. 2013-00001056, in Volume 587, Page 91, Official Public Records, Carson County, Texas.

Tract 33

Fee Owner: Mark R. Urbanczyk and Sheri Urbanczyk as to Parcel 1 and J & M Urbanczyk Family Limited Partnership, a Texas limited partnership as to Parcel 2

Easement created pursuant to the following documents: Option Agreement for Easement by and between Mark R. Urbanczyk and Sheri Urbanczyk, husband and wife and J&M Urbanczyk Family Limited Partnership, a Texas limited partnership and Pattern Panhandle Wind LLC dated July 25, 2013, as evidenced of record by that certain Memorandum of Option and Easement dated July 25, 2013, recorded July 26, 2013, as Document No. 2013-00001072, in Volume 587, Page 188, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement being evidenced by that certain Notice of Exercise of Option dated July 29, 2013, executed by Pattern Panhandle Wind LLC, recorded July 30, 2013, as Document No. 2013-00001099, in Volume 587, Page 453, Official Public Records, Carson County, Texas.

App. D - 17

BNSF Licenses:

License for Electric Supply Line Across or Along Railway Property (Electric Light, Power Supply, Irrespective of Voltage, Overhead or Underground) effective as of August 15, 2013 by and between BNSF Railway Company, a Delaware corporation (“Licensor”) and Pattern Panhandle Wind LLC, a Delaware limited liability company (“Licensee”), as evidenced of record by that certain Memorandum of License for Electric Supply Line Agreement dated August 15, 2013; Tracking No. 13-47248

License for Electric Supply Line Across or Along Railway Property (Electric Light, Power Supply, Irrespective of Voltage, Overhead or Underground) effective as of August 15, 2013 by and between BNSF Railway Company, a Delaware corporation (“Licensor”) and Pattern Panhandle Wind LLC, a Delaware limited liability company (“Licensee”), as evidenced of record by that certain Memorandum of License for Electric Supply Line Agreement dated August 15, 2013; Tracking No. 13-47249

License for Electric Supply Line Across or Along Railway Property (Electric Light, Power Supply, Irrespective of Voltage, Overhead or Underground) effective as of August 15, 2013 by and between BNSF Railway Company, a Delaware corporation (“Licensor”) and Pattern Panhandle Wind LLC, a Delaware limited liability company (“Licensee”); as evidenced of record by that certain Memorandum of License for Electric Supply Line Agreement dated August 15, 2013; Tracking No. 13-47250

License for Electric Supply Line Across or Along Railway Property (Electric Light, Power Supply, Irrespective of Voltage, Overhead or Underground) effective as of August 15, 2013 by and between BNSF Railway Company, a Delaware corporation (“Licensor”) and Pattern Panhandle Wind LLC, a Delaware limited liability company (“Licensee”), as evidenced of record by that certain Memorandum of License for Electric Supply Line Agreement dated August 15, 2013; Tracking No. 13-47255

App. D - 18

Schedule 2.5

Seller Consents and Approvals

•	HSR filing (if required)

Schedule 2.5 - 1

Schedule 2.12

Matters Relating to the Acquired Interests, the Project Company and the Wind Project

Part A

Each of (A) the representations and warranties of the Class B Members (as defined in the ECCA) set forth in Article 3 of the ECCA and (B) the definitions (as set forth in the ECCA) of any defined terms used in Article 3 of the ECCA is hereby incorporated into this Part A of Schedule 2.12; provided that if any such representation and warranty is by its terms qualified by reference to information set forth on an annex or disclosure schedule to the ECCA, then such representation and warranty shall be so qualified by such information for purposes of this Part A of Schedule 2.12; provided further that with respect to the representation and warranty set forth in Section 3.29 of the ECCA, Annex 9 of the ECCA shall (for the purposes of this Part A of Schedule 2.12) be deemed to include the following additional affiliate transactions: (i) the Management, Operation and Maintenance Agreement, dated as of August 19, 2013, between the Project Company and Pattern Operators LP; (ii) the Project Administration Agreement, dated as of August 19, 2013, between the Project Company and Pattern Operators LP; (iii) the Cotenancy, Common Facilities and Easement Agreement, dated as of August 19, 2013, between Project Company and Pattern Panhandle Wind 2 LLC; and (iv) the Build-Out Agreement, dated as of August 19, 2013, between Project Company and Pattern Renewables LP.

Part B

For purposes of the representations and warranties being made at the Closing, each of (A) the representations and warranties of the Class B Members (as defined in the Project Agreement) set forth in Section 3.02 of the Project Agreement and (B) the definitions (as set forth in the Project Agreement) of any defined terms used in Section 3.02 of the Project Agreement is hereby incorporated into this Part B of Schedule 2.12, it being understood that, without limiting Seller’s obligations and liability under Section 4.2(e), the representations and warranties in Sections 3.02(d), 3.02(e) and 3.02(h) of the Project Agreement are incorporated herein as if (i) such representations and warranties are being made on and as of the Closing and not in respect of any period following the Closing, and (ii) the Class B Members were still owned by Seller (without regard to any infirmity in such representation or warranty as a result of the Class B Members being owned directly or indirectly by Purchaser). References to the “Agreement” in Section 3.02(b) of the Project Agreement shall be deemed to mean the Project Agreement when executed and delivered.

Schedule 2.12 - 1

Schedule 3.5

Purchaser Consents and Approvals

•	HSR filing (if required)

Schedule 3.5 - 1

Schedule 4.1(a)

Seller’s Pre-Closing Covenants

None.

Schedule 4.1(a) - 1

Schedule 6.4(b)

Control of Defense of Third Party Claims

If Seller is unable to control the defense of Third Party Claims by virtue of limitations pursuant to the Project Agreement.

Schedule 6.4(b) - 1